An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED SEPTEMBER 20, 2019

Winc, Inc.

5340 Alla Road, Suite 105

Los Angeles, CA 90066

855-282-5829

www.winc.com

UP TO 10,611,205 SHARES OF SERIES D PREFERRED STOCK

CONVERTIBLE INTO 10,611,205 SHARES OF COMMON STOCK*

SEE “SECURITIES BEING OFFERED” AT PAGE 48

Minimum Individual Investment: 708 Shares $1,000.83

We are offering a minimum number of 1,237,974 shares of Series D Preferred Stock and a maximum number of 10,611,205 shares of Series D Preferred Stock on a "best efforts" basis.

Series D Preferred Stock	Price to public	Underwriting discount and commissions**	Proceeds to issuer
Per share	$1.4136	$0.09895	$1.3147
Total Minimum	$1,750,000.05	$122,497.53	$1,627,502.52
Total Maximum	$14,999,999.39	$1,049,978.73	$13,950,020.66

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* The Series D Preferred Stock is convertible into shares of Common Stock either at the discretion of the investor or automatically upon the occurrence of certain events, like effectiveness of registration of the Common Stock in an initial public offering. The total number of shares of the Common Stock into which the Series D Preferred Stock may be converted will be determined by dividing the original issue price per share by the conversion price per share. See “Securities Being Offered” at page 48 for additional details.

** The company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placement of its securities. The company will pay SI Securities LLC in accordance with the terms of the Issuer Agreement between the company and SI Securities LLC. If the placement agent identifies all the investors and the maximum amount of shares is sold, the maximum amount the company would pay SI Securities LLC is $1,049,978.73. This does not include transaction fees paid directly to SI Securities, LLC by investors. See “Plan of Distribution” for details of compensation and transaction fees to be paid to the placement agent on page 59.

The company expects that the amount of expenses of the offering that it will pay will be approximately $1,400,000.00, not including state filing fees.

The company has engaged The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $1,750,000 in shares, may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. In the event we have not sold the minimum amount of shares by ____, 2020, or the offering is terminated early by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the company. The offering is being conducted on a best-efforts basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

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This offering is inherently risky. See “Risk Factors” on page 5.

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

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In this Offering Circular, the term “Winc,” “we,” “us,” “our,” or “the company” refers to Winc, Inc. and its consolidated subsidiary BWSC, LLC.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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Implications of Being an Emerging Growth Company

As an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

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Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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SUMMARY

Overview

Winc is a California-based winery offering an online direct to consumer (“DTC”) membership experience, with wines that are also featured at select retailers and restaurants nationwide. In the direct to DTC sales channel, we personalize our members’ monthly selections based on their Palate Profile™, 6 questions that help us assess their tastes, enabling members to explore a variety of wines. The rich content on our site enhances members’ experience and helps them learn as they discover. Members can also choose to make their own selections from our wine assortment. The data we receive from our customers allows our wine making team to develop consumer led products and brands. Once we have fully developed products that consumers love we distribute those brands to premium retailers, such as Whole Foods Markets and Kroger, venues such as the Hollywood Bowl, and restaurants nationwide. Our wines are also available at www.winc.com/wines.

Our products

We sell a variety of premium, super-premium and ultra-premium wines in small batches that we produce at third-party vineyards and wineries from grapes we source in California, Latin America, Europe, South Africa, Australia and New Zealand. We believe that our in-house winemakers are building the most exciting brands in wine based on the feedback we receive from our members, including:

•	Summer Water, a rosé, the accessory of the summer;
•	Folly of the Beast, in search of pure pinot noir at an unbeatable price;
•	Chop Shop, the perfect cabernet for pairing with meats;

•	Pacificana, a truly well-balanced California chardonnay; and

•	DIME, the “perfect 10” red blend.

Our wine prices start at $15.00, or $12.99 for members; the most expensive wines we produce are priced at $54.99, or $46.00 for members, which would be considered luxury wines.

Our mission

Winc was founded in 2011 by Brian Smith, Geoff McFarlane, Alexander Oxman, and Mark Lynn because of a shared belief that wine should be more accessible: simpler to get and easier to enjoy in order to build a personalized wine club that has quickly grown into Winc.

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THE OFFERING

Securities offered:	Maximum of 10,611,205 shares of Series D Preferred Stock, convertible into shares of Common Stock

Common Stock outstanding immediately before the offering (1)	7,116,479 shares

Series Seed Preferred Stock outstanding immediately before the offering	13,241,627 shares

Series A Preferred Stock outstanding immediately before the offering	8,276,928 shares

Series B Preferred Stock outstanding immediately before the offering	13,358,810 shares

Series B-1 Preferred Stock outstanding immediately before the offering	6,870,229 shares

Series C Preferred Stock outstanding immediately before the offering	8,209,586 shares

(1) Does not include shares issuable upon the exercise of options issued under the 2013 Equity Incentive Plan (the “2013 Stock Plan”), shares allocated for issuance pursuant to the 2013 Stock Plan or outstanding warrants.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	The company has a history of losses and may not achieve or maintain profitability in the future.
•	A reduction in the supply of grapes and bulk wine available to us from independent grape growers and bulk wine suppliers could reduce our annual production of wine.

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•	A reduction in our access to or an increase in the cost of the third-party facilities we use to produce our wine could harm our business.
•	If we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenues, improve margins and achieve profitability.
•	We rely on other third parties to provide services essential to the success of our business.
•	We face inventory risk; if we fail to accurately predict demand for products, we may face write-downs or other charges.
•	The company faces significant competition, which could adversely affect profitability.
•	The success of our business relies heavily on brand image, reputation, and product quality.
•	Reduced consumer demand for wines could harm our business.
•	Changes in consumer spending could have a negative impact on our financial condition and business results.
•	Bad weather, drought, plant diseases and other factors could reduce the amount or quality of the grapes available to produce our wines.
•	Adverse public opinion about alcohol may harm our business.
•	Contamination of our wines would harm our business.
•	If we do not comply with the specialized regulations and laws that regulate the alcoholic beverage industry, our business could be materially adversely affected.

•	The federal and state “tied-house” laws governing ownership interests in alcoholic beverage licensees may impact your ability to invest in the company.

•	Increased regulatory costs or taxes would harm our financial performance.

•	Changes to our distribution network could hurt our financial performance.

•	Climate change, or legal, regulatory or market measures to address climate change, may negatively affect the company’s business, operations or financial performance, and water scarcity or poor water quality could negatively impact production costs and capacity.
•	Natural disasters, including earthquakes or fires, could destroy the facilities we use or our inventory.
•	All our assets are pledged as collateral to our lenders.
•	We rely on our proprietary technology and data to forecast customer demand and to manage our supply chain, and any failure of this technology could materially adversely affect our business, financial condition and operating results.
•	Our business is subject to data security risks, including security breaches.
•	We are subject to risks associated with payments to us from our customers and other third parties, including risks associated with fraud.
•	Disruptions in our data and information systems could harm our reputation and our ability to run our business.
•	Our reliance on software-as-a-service (“SaaS”) technologies from third parties may adversely affect our business and results of operations.
•	We depend upon trademarks and proprietary rights. Any failure to protect intellectual property rights or against any claims that infringe upon the rights of others may adversely affect our competitive position and brand equity.
•	We may not be able to fully exploit newly acquired brands.

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•	The company is controlled by its founders and other stockholders.
•	Some investors have more rights than others, including registration rights.
•	Investors will have to execute multiple agreements in order to invest in this offering.
•	We may redeem all or a portion of your shares if we determine that your ownership negatively impacts our regulatory compliance.
•	The subscription agreement and the other investor agreements have forum selection provisions that require disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.
•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription and investor agreements, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreements.

•	Investors in this offering will be subject to transfer restrictions, including during periods when they possess material non-public information.

•	There is no current market for any of our shares of stock.

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RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business

The company has a history of losses, and may not achieve or maintain profitability in the future. The company has operated at a loss since inception and historically raised additional capital and borrowed funds to meet its growth needs. We expect to make significant future investments in order to develop and expand our business, which we believe will result in additional marketing and general and administrative expenses that will require increased sales to recover these additional costs. We also expect to continue to incur significant legal, compliance, accounting, and other administrative expenses. While net revenues have grown in recent periods, this growth may not be sustainable or sufficient to cover the costs required to successfully compete in the highly competitive wine market.

The company may not generate sufficient revenues to achieve profitability. The company may incur significant losses in the future for a number of reasons, including slowing demand for its products and increasing competition, as well as the other risks described in this offering circular, and may encounter unforeseen expenses, difficulties, complications and delays, and other unknown factors to expand the business. Accordingly, the company may not be able to achieve or maintain profitability and may incur significant losses in the future.

A reduction in the supply of grapes and bulk wine available to us from independent grape growers and bulk wine suppliers could reduce our annual production of wine. We rely on annual contracts with independent growers, wineries and bulk suppliers to purchase substantially all of the grapes and bulk wine we use in producing domestic wines. We obtain bulk wine to produce our foreign wines on a spot basis through purchase orders. Our business would be harmed if we were unable to contract for the purchase of grapes at acceptable prices from these or other suppliers in the future. The terms of many of our domestic purchase agreements also constrain the ability to discontinue purchasing grapes in circumstances where we might want to do so. Some of these agreements provide that either party may terminate the agreement prior to the beginning of each harvest year.

We depend on various bulk wine suppliers for the production of several wines. These contracts currently cover the 2019-2020 harvests. Extension of these contracts is not guaranteed and thus we may have exposure to the availability and pricing of bulk wine for our production needs that could increase the cost or reduce the amount of wine we are able to produce for sale in the future. This could reduce sales and profits.

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A reduction in our access to or an increase in the cost of the third-party facilities we use to produce our wine could harm our business. We rely on the use of third-party alternating proprietorship wine making facilities, which means we utilize capacity at several third-party facilities to produce all of our wines, including one that accounts for approximately 35% of our winemaking capacity. Our ability to utilize these facilities may be limited by several factors outside our control, including, among others, increased processing costs, damage to the facility or temporary or permanent shutdown for hygienic, mechanical, regulatory or other reasons. The inability to use these or alternative facilities, or to quickly find alternative facilities, at reasonable prices or at all, could increase our costs or reduce the amounts we produce, which could reduce our sales and earnings.

Moreover, the company does not have long-term agreements with any of these facilities, and they may provide facility space and services to competitors at a price above what we are willing to pay, which could force us to locate new facilities. The activities conducted at outside facilities include crushing, fermentation, storage, blending, and bottling. The reliance on these third parties varies according to the type of production activity. As production increases, we must increasingly rely upon these third-party production facilities. Reliance on third parties will also vary with annual harvest volumes.

Moving production to a new third-party service provider could negatively impact the company’s financial results.

If we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenues, improve margins and achieve profitability.  Our success depends on our ability to acquire and retain new customers and to do so in a cost-effective manner. We must continue to acquire customers in order to increase net revenues, improve margins, and achieve profitability. In order to expand our customer base, we must appeal to, and acquire, customers who have historically purchased their wine from other retailers such as traditional brick and mortar retailers and the websites of our competitors. We have made significant investments related to customer acquisition and expect to continue to spend significant amounts to acquire additional customers. We cannot assure you that the net revenues from the new customers we acquire will ultimately exceed the cost of acquiring those customers. If we fail to deliver a quality shopping experience, or if consumers do not perceive the products we offer to be of high value and quality, we may be unable to acquire or retain customers. If we are unable to acquire or retain customers who purchase products in volumes sufficient to grow our business, we may be unable to generate the scale necessary to achieve operational efficiency. Consequently, our prices may increase, or may not decrease to levels sufficient to generate customer interest, our net revenues may decrease and our margins and profitability may decline or not improve. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

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We believe that many of our new customers originate from word-of-mouth and other non-paid referrals from our customers. Therefore, we must ensure that our customers remain loyal to us in order to continue receiving those referrals. If our efforts to satisfy our customers are not successful, we may be unable to acquire new customers in sufficient numbers to continue to grow our business, and we may be required to incur significantly higher marketing expenses in order to acquire new customers.

We also use paid and non-paid advertising. Our paid advertising includes search engine marketing, direct mail, display, television, podcasts, radio and magazine advertising, paid social media and product placement. Our non-paid advertising efforts include search engine optimization, non-paid social media and e-mail marketing. We drive a significant amount of traffic to our website via search engines and, therefore, rely on search engines. Search engines frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our website can be negatively affected. Moreover, a search engine could, for competitive or other purposes, alter its search algorithms or results, causing our website to place lower in search query results. A major search engine could change its algorithms in a manner that negatively affects our paid or non-paid search ranking and competitive dynamics could impact the effectiveness of search engine marketing or search engine optimization. We also drive a significant amount of traffic to our website via social networking or other e-commerce channels used by our current and prospective customers. As social networking and e-commerce channels continue to rapidly evolve, we may be unable to develop or maintain a presence within these channels. If we are unable to cost-effectively drive traffic to our website, our ability to acquire new customers and our financial condition would be materially and adversely affected. Additionally, if we fail to increase our net revenues per active customer, generate repeat purchases or maintain high levels of customer engagement, our business, financial condition, and results of operations could be materially and adversely affected.

We rely on other third parties, including transport carriers, to provide services essential to the success of our business. We also rely on third parties to provide a variety of essential business functions for us, including shipping, customer service, legal and compliance services, public relations, advertising and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. As a result, the value of an investment in the company could be adversely impacted by our reliance on third parties and their performance.

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In particular, we rely on third party transport carriers for the delivery of our wines to our customers.  State and federal laws regulate the ability of transport carriers to transport wine, and carriers may be required to obtain licenses in order to deliver wine to our customers.  Changes in our access to those carriers, including changes in prices or changes in our relationships with those carriers, changes in the laws allowing third party transport of wine, or regulatory discipline against licenses held by those carriers, could materially adversely affect our business.

Delivery of the products we sell to our customers could also be affected or interrupted by the merger, acquisition, insolvency, or government shutdown of the carriers we engage to make deliveries.  If the products we sell are not delivered in proper condition or on a timely basis, our business and reputation could suffer.

We face inventory risk; if we fail to accurately predict demand for products, we may face write-downs or other charges. We are exposed to inventory risks that may adversely affect operating results as a result of new product launches, changes in product cycles and pricing, limited shelf-life of certain of our products, changes in consumer demand, and other factors. We endeavor to predict accurately, based on information from our customers and distributors and reasonable assumptions, the expected demand for our products in order to avoid overproduction. Demand for products, however, can change significantly between the time of production and the date of sale. It may be more difficult to make accurate predictions regarding new products. In addition to our own marketing initiatives, we depend on the marketing initiatives and efforts of distributors in promoting products and creating consumer demand. In the latter circumstance, we have limited or no control regarding distributors’ promotional initiatives or the success of their efforts.

The company faces significant competition, which could adversely affect profitability. We compete with online direct-to-consumer wine retailers and, increasingly, wineries that ship directly to consumers and distribute their wines through third parties to restaurants and brick-and-mortar retailers. The wine industry is intensely competitive. The wines we produce and distribute compete in several premium, super-premium and ultra-premium wine market segments with many other domestic and foreign wines in these market segments. Our wines also compete with other alcoholic and, to a lesser degree, non-alcoholic beverages, for shelf space in retail stores and for marketing focus by independent distributors, many of which carry extensive brand portfolios.

As a result of this intense competition among direct-to-consumer wine retailers and wineries, there has been, and may continue to be, upward pressure on selling and promotional expenses. In addition, the wine industry has experienced significant consolidation. Many competitors have greater financial, technical, marketing and public relations resources. Our sales may be harmed to the extent we are not able to compete successfully against such online retailers’ or wine or alternative beverage producers’ costs. We cannot assure you that in the future the company will be able to successfully compete with current competitors or that it will not face greater competition from other online retailers, wineries and beverage manufacturers.

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The success of our business relies heavily on brand image, reputation, and product quality.  It is important that we maintain and increase the image and reputation of our existing brands and products. Concerns about product quality, even when unsubstantiated, could be harmful to our image and reputation of our brands and products. While we have quality control programs in place, in the event we experienced an issue with product quality, we may experience recalls or liability in addition to business disruption which could further negatively impact brand image and reputation and negatively affect our sales. Our brand image and reputation may also be more difficult to protect due to less oversight and control as a result of the outsourcing of some of our operations. We also could be exposed to lawsuits relating to product liability or marketing or sales practices. Deterioration to our brand equity may be difficult to combat or reverse and could have a material effect on our business and financial results.

In addition, in recent years, there has been a marked increase in the use of social media platforms and other forms of Internet-based communications that provide individuals with access to broad audiences, and the availability of information on social media platforms is virtually immediate, as can be its impact.  Many social media platforms immediately publish the content their participants post, often without filters or checks on accuracy of the content posted.  Furthermore, other Internet-based or traditional media outlets may in turn reference or republish such social media content to an even broader audience.  Information concerning us, regardless of its accuracy, may be posted on such platforms at any time.  Information posted may be adverse to our interests or may be inaccurate, each of which may materially harm our brand, reputation, performance, prospects and business, and such harm may be immediate and we may have little or no opportunity to respond or to seek redress or a correction.

The value of our brand also depends on effective customer support to provide a high-quality customer experience, which requires significant personnel expense.  If not managed properly, this expense could impact our profitability.  Failure to manage or train our outsourced customer support representatives properly could compromise our ability to handle customer complaints effectively.

Reduced consumer demand for wines could harm our business. There have been periods in the past in which overall per capita consumption of alcoholic beverages in the United States and other markets in which we participate has declined substantially. A limited or general decline in consumption in one or more of our product categories could occur in the future due to a variety of factors, including a general decline in economic conditions, increased concern about the health consequences of consuming alcoholic beverage products and about drinking and driving, a trend toward a healthier diet including lighter, lower-calorie beverages such as diet soft drinks, juices and water products, the increased activity of anti-alcohol groups and increased federal, state or foreign excise and other taxes on alcoholic beverage products. The competitive position of the company’s products could also be affected adversely by any failure to achieve consistent, reliable quality in the product or service levels to customers.

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Changes in consumer spending could have a negative impact on our financial condition and business results. Wine sales depend upon a number of factors related to the level of consumer spending, including the general state of the economy, federal and state income tax rates, deductibility of business entertainment expenses under federal and state tax laws, and consumer confidence in future economic conditions. Changes in consumer spending in these and other areas can affect both the quantity and the price of wines that customers are willing to purchase online, at restaurants or through retail outlets. Reduced consumer confidence and spending may result in reduced demand for our products, limitations on our ability to increase prices and increased levels of selling and promotional expenses. This, in turn, may have a considerable negative impact upon sales and gross margins.

Bad weather, drought, plant diseases and other factors could reduce the amount or quality of the grapes available to produce our wines. A shortage in the supply of quality grapes may result from the occurrence of any number of factors that determine the quality and quantity of grape supply, such as weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes, pruning methods, the existence of diseases and pests, and the number of vines producing grapes, as well as the level of consumer demand for wine. Any shortage could cause an increase in the price of some or all of the grape varieties we require for wine production and/or a reduction in the amount of wine we are able to produce, which could harm our business and reduce sales and earnings.

Recent examples of events affecting supply include the frost in 2008 that significantly impacted the amount of grapes harvested in Mendocino County, the frost of 2011 that had a significant impact on the crop size in Paso Robles and the widespread drought that impacted parts of the United States from 2011 to 2016, drought in Argentina, which reduced grape yields in the 2015-2018 harvests, heavy rains in New Zealand, which reduced yields in 2018, and wildfires in California which resulted in “smoke taint” in Mendocino in 2008 and Napa and Lake Counties in 2018.

Factors that reduce the quantity of grapes may also reduce their quality, which in turn could reduce the quality or amount of wine we produce. Deterioration in the quality of the wine produced could harm our brand names and a decrease in production could reduce sales and increase expenses.

Adverse public opinion about alcohol may harm our business. While a number of research studies suggest that moderate alcohol consumption may provide various health benefits, other studies conclude or suggest that alcohol consumption has no health benefits and may increase the risk of stroke, cancer and other illnesses. An unfavorable report on the health effects of alcohol consumption could significantly reduce the demand for wine, which could harm our business by reducing sales and increasing expenses.

In recent years, activist groups have used advertising and other methods to inform the public about the societal harms associated with the consumption of alcoholic beverages. These groups have also sought, and continue to seek, legislation to reduce the availability of alcoholic beverages, to increase the penalties associated with the misuse of alcoholic beverages, or to increase the costs associated with the production of alcoholic beverages. Over time, these efforts could cause a reduction in the consumption of alcoholic beverages generally, which could harm our business by reducing sales and increasing expenses.

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Contamination of our wines would harm our business. Because our products are designed for human consumption, our business is subject to hazards and liabilities related to food products, such as contamination. A discovery of contamination in any of our wines, through tampering or otherwise, could result in a recall of products. Any recall would significantly damage our reputation for product quality and could seriously harm our business and sales. Although the company maintains insurance to protect against these risks, we may not be able to maintain insurance on acceptable terms, and this insurance may not be adequate to cover any resulting liability.

If we do not comply with the specialized regulations and laws that regulate the alcoholic beverage industry, our business could be materially adversely affected. The wine industry is regulated extensively by federal agencies, including the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury (“TTB”), as well as state and local liquor regulatory authorities, including the California Department of Alcoholic Beverage Control (“ABC”). Regulated areas include production, importation, product labeling, taxes, marketing, pricing, delivery, ownership restrictions, prohibitions on sales to minors, and relationships among alcoholic beverage producers, wholesalers and retailers.  We cannot assure you that we will always be in full compliance with all applicable regulations or laws, that we will be able to comply with any future regulations and laws, that we will not incur material costs or liabilities in connection with compliance with applicable regulatory and legal requirements, or that such regulations and laws will not materially adversely affect our wine business. We rely on various internal and external personnel with relevant experience complying with applicable regulatory and legal requirements, and the loss of personnel with such expertise could adversely affect our wine business.

Licenses issued by state and federal alcoholic beverage regulatory agencies are required in order to produce, sell and ship wine.  We have state and federal licenses for the production and shipment of wine, and must remain in compliance with state and federal laws in order to keep our licenses in good standing.  Compliance failures can result in fines, license suspension or license revocation.  In some cases, compliance failures can also result in cease and desist orders, injunctive proceedings or other criminal or civil penalties.  If our licenses do not remain in good standing, our wine business could be materially adversely affected.

Our wine business relies substantially on state laws that authorize the shipping of wine by out-of-state producers directly to in-state consumers.  Those laws are relatively new in many states, and it is common for the laws to be modified or regulators to change prior interpretations of governing licensing requirements.  While most states permit direct-to-consumer shipping, some states on occasion have proposed legislation that would prevent the company from selling wine directly to consumers or to restrict the total amount of wine that we may ship to those states. This proposed legislation, or other new regulations, requirements or taxes, could harm our business and operating results. Future legal or regulatory challenges to the wine industry could also harm our business and impact our operating results.

The federal and state “tied-house” laws governing ownership interests in alcoholic beverage licensees may impact your ability to invest in the company. Alcohol beverage licensees and their investors are subject to state and federal “tied-house” laws which restrict certain investments between the three tiers of the alcoholic beverage industry: the manufacturing or supply tier, the wholesale tier, and the retail tier. The rules regarding such investments are different in each state and change frequently. We cannot make any assurances that investments in the company by investors are permissible in California or any other state if an investor holds other interests in alcoholic beverage licensees. It is within the purview of the California Department of Alcoholic Beverage Control to investigate our compliance with state tied-house requirements regardless of such investors’ amount of investment in the company. Investor shares may be subject to redemption. See “Securities Being Offered – Optional Redemption for Disqualifying Event.”

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Increased regulatory costs or taxes would harm our financial performance. TTB and other states in which we operate impose excise taxes, and/or other taxes on beverage alcohol products, and/or on certain raw materials used to produce our beverage alcohol products, in varying amounts. TTB or other governmental bodies may propose changes to international trade agreements, tariffs, taxes and other government rules and regulations. Significant increases in import and excise duties or other taxes on, or that impact, beverage alcohol products could have a material adverse effect on our business, liquidity, financial condition and/or results of operations.

Changes to our distribution network could hurt our financial performance. We sell products for resale to restaurants and retail outlets outside of California principally through distributors. Sales to our largest distributor Verity Wine, and to our three largest distributors combined, represented approximately 8% and 17%, respectively, of our net revenues during fiscal 2018. Sales to our three largest distributors are expected to continue to represent a substantial portion of our net revenues in the future. The laws and regulations of several states prohibit changes of distributors, except under certain limited circumstances, making it difficult to terminate a distributor without reasonable cause, as defined by applicable statutes. The resulting difficulty or inability to replace distributors, poor performance of our major distributors or our inability to collect accounts receivable from our major distributors could have a material adverse effect on our business, financial condition and results of operations.

Climate change, or legal, regulatory or market measures to address climate change, may negatively affect the company’s business, operations or financial performance, and water scarcity or poor water quality could negatively impact production costs and capacity. Our business depends upon agricultural activity and natural resources. There has been much public discussion related to concerns that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. Severe weather events and climate change may negatively affect agricultural productivity in the regions from which we presently source agricultural raw materials such as grapes. Decreased availability of raw materials may increase the cost of goods for our products. Severe weather events or changes in the frequency or intensity of weather events can also disrupt the supply chain, which may affect production operations, insurance cost and coverage, as well as delivery of products to wholesalers, retailers and consumers.

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Water is essential in the production of our products. The quality and quantity of water available for use is important to the supply of grapes and our ability to operate our business. Water is a limited resource in many parts of the world and if climate patterns change and droughts become more severe, there may be a scarcity of water or poor water quality that may affect production costs or impose capacity constraints. Such events could adversely affect our results of operations and financial condition.

Natural disasters, including earthquakes or fires, could destroy the facilities we use or our inventory. We must store our wine in a limited number of leased locations for a period of time prior to its sale or distribution. Any intervening catastrophes, such as an earthquake or fire, that result in the destruction of all or a portion of our wine would result in a loss of investment in, and anticipated earnings and cash flows from, that wine. Such a loss would seriously harm our business and reduce sales and earnings.

All of our assets are pledged as collateral to our lenders. Our credit facilities contain covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur certain additional indebtedness;
•	pay dividends on, repurchase or make distributions in respect our capital stock;
•	make certain investments;
•	sell or dispose of certain assets;
•	grant liens; and
•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

In addition, we have agreed to a number of financial covenants in which we agree to maintain certain financial targets. A breach of any of these covenants could result in a default under the credit facilities and permit the lenders to cease making loans to us. Upon the occurrence of an event of default under these agreements, the lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable. As of August 1, 2019, we were in default for failing to comply with 2 financial covenants under the credit facility with Western Alliance Bank described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Credit Facilities.” On August 2, 2019, we entered into a modification agreement with Western Alliance Bank whereby Western Alliance Bank waived the existing defaults under the credit facility and agreed not to exercise its remedies under the credit facility. Western Alliance Bank also agreed to modify one of the financial covenants.

We have pledged all of our assets as collateral under our credit facilities. If the lenders accelerate the repayment of borrowings, we may not have sufficient assets to repay them and we could experience a material adverse effect on our financial condition and results of operations.

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We rely on our proprietary technology and data to forecast customer demand and to manage our supply chain, and any failure of this technology could materially adversely affect our business, financial condition and operating results. We rely on our proprietary technology and data to forecast demand and predict our customers’ orders, determine the amounts of grapes, wine and other supplies to purchase, and to optimize our in-bound and out-bound logistics for delivery and transport of our supply to our fulfillment centers and of our product offerings to customers.  If this technology fails or produces inaccurate results at any step in this process—such as if the data we collect from customers is insufficient or incorrect, if we over or underestimate future demand, or if we fail to optimize delivery routes to our customers—we could experience dead stock or shortages in key ingredients, the operational efficiency of our supply chain may suffer (including as a result of excess or shortage of fulfillment center capacity) or our customers may experience delays or failures in the delivery of our product offerings.  Moreover, forecasts based on historical data, regardless of any historical patterns or the quality of the underlying data, are inherently uncertain, and unforeseen changes in consumer tastes or external events could result in material inaccuracy of our forecasts, which could result in disruptions in our business and our incurrence of significant costs and waste.  Furthermore, any interruptions or delays in our ability to use or access our proprietary technology could lead to interruptions or delays in our supply chain.  The occurrence of any of the foregoing risks could materially adversely affect our business, financial condition and operating results.

Our business is subject to data security risks, including security breaches. We, or our third party vendors on our behalf, collect, process, store and transmit substantial amounts of information, including information about our customers.  We take steps to protect the security and integrity of the information we collect, process, store or transmit, but there is no guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this information despite such efforts.  Security breaches, computer malware, computer hacking attacks and other compromises of information security measures have become more prevalent in the business world and may occur on our systems or those of our vendors in the future.  Large Internet companies and websites have from time to time disclosed sophisticated and targeted attacks on portions of their websites, and an increasing number have reported such attacks resulting in breaches of their information security.  We and our third party vendors are at risk of suffering from similar attacks and breaches.  Although we take steps to maintain confidential and proprietary information on our information systems, these measures and technology may not adequately prevent security breaches and we rely on our third party vendors to take appropriate measures to protect the security and integrity of the information on those information systems.  Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against us, we may be unable to anticipate or prevent these attacks.  In addition, a party who is able to illicitly obtain a customer’s identification and password credentials may be able to access the customer’s account and certain account data.

Any actual or suspected security breach or other compromise of our security measures or those of our third party vendors, whether as a result of hacking efforts, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering or otherwise, could harm our reputation and business, damage our brand and make it harder to retain existing customers or acquire new ones, require us to expend significant capital and other resources to address the breach, and result in a violation of applicable laws, regulations or other legal obligations.  Our insurance policies may not be adequate to reimburse us for direct losses caused by any such security breach or indirect losses due to resulting customer attrition.

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We rely on email and other messaging services to connect with our existing and potential customers.  Our customers may be targeted by parties using fraudulent spoofing and phishing emails to misappropriate passwords, payment information or other personal information or to introduce viruses through Trojan horse programs or otherwise through our customers’ computers, smartphones, tablets or other devices.  Despite our efforts to mitigate the effectiveness of such malicious email campaigns through product improvements, spoofing and phishing may damage our brand and increase our costs.  Any of these events or circumstances could materially adversely affect our business, financial condition and operating results.

We are subject to risks associated with payments to us from our customers and other third parties, including risks associated with fraud. Nearly all of our customers’ payments are made by credit card or debit card.  We currently rely exclusively on one third party vendor to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business would be disrupted if this vendor becomes unwilling or unable to provide these services to us and we are unable to find a suitable replacement on a timely basis.  We are also subject to payment brand operating rules, payment card industry data security standards and certification requirements, which could change or be reinterpreted to make it more difficult or impossible for us to comply.  If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from customers, which would make our services less convenient and attractive to our customers and likely result in a substantial reduction in revenue.  We may also incur losses as a result of claims that the customer did not authorize given purchases, fraud, erroneous transmissions and customers who have closed bank accounts or have insufficient funds in their accounts to satisfy payments owed to us.

We are subject to, or voluntarily comply with, a number of other laws and regulations relating to the payments we accept from our customers and third parties, including with respect to money laundering, money transfers, privacy, and information security, and electronic fund transfers.  These laws and regulations could change or be reinterpreted to make it difficult or impossible for us to comply.  If we were found to be in violation of any of these applicable laws or regulations, we could be subject to civil or criminal penalties and higher transaction fees or lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers or facilitate other types of online payments, which may make our services less convenient and less attractive to our customers and diminish the customer experience.

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Disruptions in our data and information systems could harm our reputation and our ability to run our business. We rely extensively on data and information systems for our supply chain, order processing, fulfillment operations, financial reporting, human resources and various other operations, processes and transactions.  Furthermore, a significant portion of the communications between, and storage of personal data of, our personnel, customers and suppliers depend on information technology.  Our data and information systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches (including breaches of our transaction processing or other systems that could result in the compromise of confidential customer data), catastrophic events, data breaches and usage errors by our employees or third party service providers.  Our data and information technology systems may also fail to perform as we anticipate, and we may encounter difficulties in adapting these systems to changing technologies or expanding them to meet the future needs of our business.  If our systems are breached, damaged or cease to function properly, we may have to make significant investments to fix or replace them, suffer interruptions in our operations, incur liability to our customers and others or face costly litigation, and our reputation with our customers may be harmed.  We also rely on third parties for a majority of our data and information systems, including for third party hosting and payment processing.  If these facilities fail, or if they suffer a security breach or interruption or degradation of service, a significant amount of our data could be lost or compromised and our ability to operate our business and deliver our product offerings could be materially impaired.  In addition, various third parties, such as our suppliers and payment processors, also rely heavily on information technology systems, and any failure of these systems could also cause loss of sales, transactional or other data and significant interruptions to our business.  Any material interruption in the data and information technology systems we rely on, including the data or information technology systems of third parties, could materially adversely affect our business, financial condition and operating results.

Our reliance on software-as-a-service (“SaaS”) technologies from third parties may adversely affect our business and results of operations. We rely on SaaS technologies from third parties in order to operate critical functions of our business, including financial management services, customer relationship management services, supply chain services and data storage services. If these services become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices, or for any other reason, our expenses could increase, our ability to manage our finances could be interrupted, our processes for managing sales of our offerings and supporting our customers could be impaired, our ability to communicate with our suppliers could be weakened and our ability to access or save data stored to the cloud may be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could harm our business, financial condition, and results of operations.

We depend upon trademarks and proprietary rights. Any failure to protect intellectual property rights or against any claims that infringe upon the rights of others may adversely affect our competitive position and brand equity. Our future success depends significantly on our ability to protect our current and future brands and products, and to defend our intellectual property rights. We have been granted numerous trademark registrations covering our brands and products and have filed, and expect to continue to file, trademark applications seeking to protect newly-developed brands and products. We cannot assure you that trademark registrations will be issued with respect to any of the trademark applications. There is also a risk that, by the company’s omission, if the company fails to timely renew or protect a trademark, the trademark could be lost. Additionally, competitors could challenge, invalidate or circumvent existing or future trademarks issued to, or licensed by, the company.

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We may not be able to fully exploit newly acquired brands.  If we raise the maximum offering amount, we intend to use a portion of the net proceeds to acquire brands to add to our portfolio of wines. See “Use of Proceeds.” In our experience, not every brand deployment is successful. We may incur significant costs acquiring and promoting new brands only to have limited market acceptance and limited resulting sales. If this occurs, our financial results may be negatively impacted and we may determine it is in the best interest of the company to no longer support that brand.

Risks Related to the Offering and Ownership of Our Securities

The company is controlled by its founders and other stockholders. Two of the company’s founders, Alexander Oxman and Geoffrey McFarlane, currently hold a significant portion of the company’s common stock. They have entered into a voting agreement with other holders of common stock and the holders of the company’s existing preferred stock, which gives them, together with the other stockholders, control over voting for the company’s board of directors and for certain stockholder actions. At the conclusion of this offering they and the other parties to the voting agreement will continue to hold a significant portion of the company’s voting rights.

Investors in this offering will be required to become parties to the voting agreement under which they will agree to vote as directed by larger stockholders for the company’s board of directors and other stockholder actions. Therefore, investors in this offering will not have the ability to impact elections of directors or matters presented to a vote of stockholders. See “Securities Being Offered.”

Some investors have more rights than others, including registration rights. As discussed below in “Securities Being Offered”, we are party to an investors’ rights agreement and in connection with this offering will amend and restate the agreement, which provides certain stockholders the right to demand full registration of the securities they own with the Commission in certain circumstances. Registration with and reporting to the Commission can be very burdensome, and in the event any demand for registration is made before we are ready to take on that burden, our resources could be significantly strained. Furthermore, under the agreement, Major Investors (as defined in the agreement) and other earlier investors have additional information rights and the ability to invest in future financings on more favorable terms. Investors in this offering who invest $250,000 or more will become Major Investors under the agreement and those who invest $50,000 or more will be granted additional information rights under the agreement.

Investors will have to execute multiple agreements in order to invest in this offering. In order to invest in this offering, investors agree to become a party to the following agreements:

o	the Subscription Agreement,

o	the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement,
o	the Fifth Amended and Restated Investors’ Rights Agreement and

o	the Fifth Amended and Restated Voting Agreement.

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Further, transferees will be required to become parties to the same agreements as the investor or investors from whom they receive their shares. See “Securities Being Offered.”

We may redeem all or a portion of your shares if we determine that your ownership negatively impacts our regulatory compliance. The company is subject to alcoholic beverage licensing statutes in all of the states in which it sells its wines and to state and federal “tied-house” laws, which restrict vertical integration of producers and sellers of their products, such as retailers, restaurants and bars. The subscription agreement that investors in this offering will execute grants the company an option to redeem all or a portion of the investor’s shares of Series D Preferred Stock if the company determines that an investor’s continued ownership interest would jeopardize the company’s licenses or the tied-house laws. Investors will also agree that any transferees of their shares will agree to a similar redemption provision.

The subscription agreement and the other investor agreements have forum selection provisions that require disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.  In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement and other investor agreements in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon any of the agreements. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such provisions in this context. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. These forum selection provisions may limit your ability to obtain a favorable judicial forum for disputes with us.   Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription and investor agreements, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement. Investors in this offering will be bound by the subscription agreement, the voting agreement, the investors’ rights agreement and a right of first refusal and co-sale agreement, each of which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreements, including any claims made under the federal securities laws. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreements, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement, the voting agreement, the investors’ rights agreement and the right of first refusal and co-sale agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement, the voting agreement, the investors’ rights agreement and the right of first refusal and co-sale agreement.

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If you bring a claim against the company in connection with matters arising under any of the agreements, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under any of the agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the relevant jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of any of the agreements with a jury trial. No condition, stipulation or provision of the subscription agreement, the voting agreement, the investors’ rights agreement or the right of first refusal and co-sale agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the voting agreement, the investors’ rights agreement, the right of first refusal and co-sale agreement and the subscription agreement.

Investors in this offering will be subject to transfer restrictions, including during periods when they possess material non-public information. Under the engagement letter with SI Securities, LLC in connection with this offering, the company has agreed to provide quarterly updates to SI Securities, LLC and all investors in this offering. Such updates may include information that is material non-public information, including information regarding the company’s net revenues, net income or losses and cash on hand. Investors who receive this information will not be able to transfer their securities while in possession of such information until such information becomes public or non-material. In addition, as discussed above under “--Some investors have more rights than others, including registration rights,” under the investors’ rights agreement that all investors in this offering will execute, Major Investors will receive other material non-public information at other times that will also result in those investors being restricted during additional periods. The company will notify investors, Major Investors and the company’s transfer agent of the periods when they will be able to transfer their securities. These periods will differ, based on the type and frequency of information shared. In addition, the investors’ rights agreement that investors will execute in connection with this offering contains a “market stand-off” provision in the event of a public offering, which may limit or delay an investor’s ability to transfer shares for a period of time surrounding such an offering. See “Plan of Distribution – Restrictions on Transfer.”

There is no current market for any of our shares of stock. There is no formal marketplace for the resale of the Series D Preferred Stock and the company currently has no plans to list any of its shares on any over-the-counter (OTC), or similar, exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low value, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing stockholders, based on the company’s capitalization as of July 11, 2019 and assuming that the price per share in this offering is $1.4136. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the Commission requires.

	Date Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion

Common Stock	Various	7,116,479		7,116,479	$0.253364	(1)

Series Seed Preferred Stock	2013	13,241,627		13,241,627	$0.274000

Series A Preferred Stock	2014	8,276,928		8,276,928	$1.208900

Series B Preferred Stock	2015	13,358,810		13,358,810	$1.309997

Series B-1 Preferred Stock	2017	6,870,229		6,870,229	$1.310000

Series C Preferred Stock	2019	8,209,586		8,209,586	$1.218088

Outstanding Stock Options	Various		17,147,245	17,147,245	$0.33957	(2)

Warrants	Various		943,969	943,969	$0.7708	(3)
Total Common Share Equivalents		57,073,659	18,091,214	75,164,873

Investors in this offering, assuming $15,000,000 raised		10,611,205		10,611,205	$1.4136

Total after inclusion of this offering		67,684,864	18,091,214	85,776,078

(1) Shares of Common Stock issued for various prices ranging from $0.0001 to $0.51. Weighted average pricing presented.

(2) Stock option pricing is the weighted average exercise price of outstanding options.

(3) Warrant pricing is the average fair value.

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another Regulation A offering, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2018 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

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•	In June 2019 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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USE OF PROCEEDS

The net proceeds of a fully subscribed offering, after total offering expenses and commissions, will be approximately $12,600,000 million. Winc plans to use the net proceeds as follows:

•	Approximately $3,500,000 million to purchase additional advertising for the purpose of acquiring additional customers.
•	Approximately $3,000,000 million to expand inventory through purchases of additional grapes from new and existing suppliers.
•	Approximately $6,100,000 to fund acquisitions of brands to add to the Winc portfolio.

If the offering size were to be $7,500,000, representing approximately 50% of the maximum offering amount, then we estimate that the net proceeds would be approximately $6,250,000 million. In such an event, Winc will adjust its use of proceeds by slowing its growth as follows:

•	Approximately $3,250,000 million to purchase additional advertising for the purpose of acquiring additional customers.
•	Approximately $3,000,000 million to expand inventory through purchases of additional grapes from new and existing suppliers.

If the offering size were to be $4,000,000, representing approximately 33% of the maximum offering amount, then we estimate that the net proceeds would be approximately $3,000,000 million. In such an event, Winc would focus on growth and inventory expansion as follows:

•	Approximately $1,500,000 million to purchase additional advertising for the purpose of acquiring additional customers.
•	Approximately $1,500,000 million to expand inventory through purchases of additional grapes from new and existing suppliers.

If the offering size were to be equal to the minimum close amount of $1,750,000, we estimate that the net proceeds would be approximately $1,200,000. In such an event, we would adjust our use of proceeds to focus exclusively on growth without expanding inventory and would use all the net proceeds to purchase additional advertising to acquire additional customers.

The company reserves the right to change the above use of proceeds without notice if management believes it is in the best interests of the company.

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THE COMPANY’S BUSINESS

Overview

We founded our company in 2011 as Club W, Inc., an unlicensed third-party provider wine club with the mission to make wine more accessible to the next generation of wine drinkers. We originally sent wine recommendations to our members based on their preferences generated from their Palate Profile™. Members could either buy wines directly from the club or purchase a subscription to receive three wines per month for $39. All the wines we distributed to members were sourced from outside wineries.

Using our growing database of customer feedback about wine preferences, we began to transition in 2013 to becoming a vertically integrated DTC online winery. We evaluated our data to determine where there were gaps in the market to design wines that would appeal to our members. Since mid-2014, the company has exclusively distributed its own wines, developed by its in-house team of winemakers. In 2016, we rebranded our site as “Winc” to consolidate and simplify our brand structure, including changing the company’s name to Winc, Inc.

Vertical integration, which is permitted for wineries under California law, allows us to operate with less friction and lower costs in two distribution channels of the “three-tier” distribution business model for production and distribution of alcoholic beverages throughout the United States, in which alcohol passes from manufacturer to wholesaler to retailer in each state before it can be sold to a consumer. We distribute our wines DTC in 43 states, directly to premium restaurants and retailers in the state of California, and sell our core brands to wholesalers who deliver them to premium retailers and restaurants nationwide through the traditional three-tier system. The direct connection to our consumers also provides us with valuable feedback that we use in product development.

Our Products and Services

Wines

We believe we are building the most exciting brands in wine. We sell a variety of premium, super-premium and ultra-premium wines in small batches that we produce at third-party vineyards and wineries from grapes we source in California, Latin America, Europe, South Africa, Australia and New Zealand. Based on the customer feedback we receive from our members, our winemakers develop a changing variety of wines, including:

•	Summer Water, a rosé, the accessory of the summer;
•	Folly of the Beast, in search of pure pinot noir at an unbeatable price;
•	Chop Shop, the perfect cabernet for pairing with meats;
•	Pacificana, a truly well-balanced California chardonnay;

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•	DIME, the “perfect 10” red blend.

Our wine prices start at $15.00, or $12.99 for members; the most expensive wines we produce are priced at $54.99, or $46.00 for members.

Subscriptions

Winc members are auto-shipped wine on a regular monthly cadence. Members choose their order size (minimum of 3 bottles) and price range per bottle. Members are charged monthly based on wines selected and shipped (plus applicable tax and shipping). We do not charge membership fees and members have the option to skip a monthly delivery, to make their own selection from the wines available on our website and to schedule more or less frequent deliveries.

We also offer promotional and seasonal subscriptions, such as the limited edition three-month rosé subscription for Summer Water that we started to offer in early 2017. We typically offer approximately 50 wines on our website. Members are asked to rate their wines in order to get better recommendations in the future. Using client ratings and ordering patterns, we have developed a database of wine and taste preferences that we use to guide our winemaking.

Content

Our website winc.com includes rich content. We publish a blog that features backstories on our wines, interviews with our winemakers and the producers in our affiliate program and recipes.

Wine Supply and Production

Production

We produce our wines in winery and bottling facilities in California where we hold licenses under alternating proprietorship agreements with one-year terms. The activities conducted at these outside facilities include crushing, fermentation, storage, blending, and bottling. One facility in Buellton, California, provides 35% of our production capacity. The company has been able to satisfy production requirements to date and considers its sources to be adequate at this time. However, if any of these providers are not able to satisfy our requirements or choose not to renew their contracts, it could adversely affect our operations.

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Grape and Wine Contracts

Most of the company’s annual domestic grape requirements are satisfied by purchases from each year’s harvest, which normally begins in the United States in August and runs through October. We purchase bulk wine from large scale wineries as a component for blending or finishing wines to satisfy our remaining domestic requirements.

We enter into grape contracts with terms generally of one to two years, which require us to pay an agreed-upon price per ton, or, in the case of bulk wine contracts, per gallon, that varies according to the type of grape, its appellation and in certain cases, the vineyard block in which the grapes are grown. Contracts are typically terminable after a specified term, unless earlier mutually agreed by the parties.

Our foreign wines are produced entirely from bulk wines that we purchase at spot prices abroad and have shipped to California for winemaking. We do not have any contracts for these bulk wines.

Production Materials

We use glass and other materials such as corks, labels and cardboard in the bottling and packaging of our products. Consistent with our commitment to reducing our impact on the environment, we minimize the use of bottle capsules in our packaging.

Sales and Marketing

The company employs full-time, in-house marketing and sales and outsourced customer service organizations. We supplement our customer service capabilities as needed. The sales and marketing team use a range of marketing strategies, with our largest focus on social media and internet ads. We also use co-marketing arrangements and promotions in which we offer discounts on the first month of a subscription. We have found success by entering into sponsorship agreements including being the official wine sponsor of the Hollywood Bowl since March 2016.

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The company’s sales are composed of two channels, DTC and wholesale. DTC sales take place on our website. We commenced wholesale distribution in 2015, distributing a subset of our brands to premium retailers and restaurants throughout the country.

Market

Wine market segments are defined by the suggested retail prices charged to consumers as follows:

•	Super Value (sometimes referred to as Jug Wines or Ultra Value) = wines priced $3.99 or under per 750-ml bottle;

•	Value = wines priced between $4.00 – $5.99 per 750-ml bottle;

•	Fighting Varietal (sometimes referred to as Economy) = $6.00 – $9.99 per 750-ml bottle;

•	Popular Premium = wines priced between $10.00 – $14.99 per 750-ml bottle;

•	Premium = wines priced between $15.00 – $19.99 per 750-ml bottle;

•	Super Premium = wines priced between $20.00 – $29.99 per 750-ml bottle;

•	Ultra-Premium = wines priced between $30.00 – $49.99 per 750-ml bottle;

•	Luxury = wines priced $50.00 and over per 750-ml bottle.

The company produces and sells premium, super-premium, and ultra-premium wines.

Competition

We compete with online direct-to-consumer wine retailers, such as Naked Wines, Blue Apron, Firstleaf, Bright Cellars, Tasting Room and Plonk Wine Club, which curate wines based on customers’ preferences, and online wine clubs. However, unlike Winc, none of these companies function as fully-integrated wineries with nationally distributed brands. We believe our exclusive wine selections attract member loyalty and give us a competitive advantage.

Increasingly, we are competing with other wineries that ship directly to consumers and distribute their wines through third parties to restaurants and brick-and-mortar retailers. The wine industry is intensely competitive. The wines we produce and distribute compete with domestic and foreign wines in the premium, super-premium and ultra-premium wine market segments.

Our wines also compete with other alcoholic and, to a lesser degree, non-alcoholic beverages, for shelf space in retail stores and for marketing focus by independent distributors, many of which carry extensive brand portfolios.

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Employees

We currently have 80 full-time employees and one part-time employee working in our headquarters and warehouses. We use third-party service providers to staff our customer service organization and to supplement our fulfillment teams as needed.

Regulation

The production, importation, distribution, sale, and shipment of wine in the United States is regulated by the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury (“TTB”) and by each state government.  As a California winery, we are regulated by the California Department of Alcoholic Beverage Control (“ABC”). Each state maintains its own regulatory system for alcoholic beverages, and there is little uniformity among state laws. Business models that are national in scope must account for the state-by-state rules to achieve compliance. For example, the laws regarding direct wine shipments have continued to evolve since direct shipping was permitted by the Supreme Court in Granholm v. Heald (2005), and each state that permits wineries to ship wine DTC has its own permits and rules regarding such shipments. We are able to ship wine directly now to online consumers in 43 states and the District of Columbia, and can distribute to a total of 48 states through the traditional three-tier distribution network. We seek to expand our service area when laws permit.

The company’s wholly-owned subsidiary, BWSC, LLC is licensed by TTB and ABC and meets the bonding requirements for wine production. Sales of wine are subject to federal alcohol excise tax, payable at the time wine is removed from the bonded area of the winery for shipment to customers. In 2017, Congress passed the Craft Beverage Modernization and Tax Reform Act, which provides tax credits for certain amounts of wine produced in the 2018 and 2019 calendar years. There is a bill in Congress to permanently extend the tax credits, but we cannot assure you whether or when such an extension will be passed or go into effect.

The company also pays excise tax in California and in all states in which wines are. Payments of these taxes are the responsibility of the supplier or distributor depending upon the channel in which the wine is sold.

The promotion and marketing of wine, including pricing in some markets, is also regulated by federal and state regulations.  For example, wine advertising and social media, sampling, sponsorships and promotions are regulated differently in each state and by the federal government, with many states restricting excessive discounts and certain types of promotions on wine. To assist with federal and state regulatory compliance, the company relies on various internal and external personnel with relevant experience.

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Intellectual Property

Our ability to protect our intellectual property rights, including our proprietary technology and our customer data, will be an important factor in our strategy and the success of our business.  We seek to protect our intellectual property rights through a combination of trademark and trade secret protection, and other intellectual property protections under applicable law.  We register domain names, trademarks and service marks in the United States and abroad.  We also seek to protect and avoid disclosure of our intellectual property through confidentiality, non-disclosure and invention assignment agreements with our employees, and through appropriate agreements with our suppliers and others.  Several of our wine brands, services and accessories are under registered U.S. trademarks. Each registration is renewable indefinitely so long as the company is making a bona fide usage of the trademark. As of June 30, 2019, the company had 91 registered trademarks and 11 pending.

Litigation

The company is involved, from time to time, in disputes that are incidental to its business. In management’s opinion, none of these legal matters, individually or in the aggregate, are likely to have a material adverse effect on the company’s financial position or results of operations.

THE COMPANY’S PROPERTY

Winc currently leases its headquarters and owns no significant plant or equipment. Winc produces its wines as a licensed winery at third-party facilities. The company also leases two warehouses, one in California and one in Pennsylvania, from which it distributes its wines.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

The company produces and sells premium, super-premium, and ultra-premium wines. Approximately 50% of the wine comes from grapes purchased from California-based growers. In addition, the company purchases semi-finished bulk wine under contract in partnership with domestic and foreign wineries and growers. The company’s wines are sold across a number of price points via two distinct distribution channels: DTC and three-tier wholesale. The business model is a combination of DTC sales and traditional three-tier brand sales. The company owns, designs and develops its brands. The brands are differentiated and marketed through label designs.

The DTC channel consists of online subscription sales of products produced by the company. Wines in the three-tier channel are sold to distributors with programs available to the broad market.

Results of Operations

Factors Affecting Operating Results

We generate net revenues primarily from DTC sales of wine and, to a lesser extent, from wholesale wine sales, which commenced in 2015. Net revenues are affected by advertising, discounts and promotions, merchandising, packaging and, in the wholesale channel, the availability of display space at retailers, all of which have a significant impact on consumers’ buying decisions. We deduct promotional discounts and member credits and refunds expected to be issued to determine net revenue.  Members who receive a damaged order or are dissatisfied with an order may receive a full or partial refund, full or partial credit against future purchase, or replacement, at our sole discretion.  Credits only remain available for members who maintain a valid account with us.  Continued growth of net revenues and profits will depend, substantially, on the continued popularity of new and existing brands, the ability to effectively manage the sales channels, and the ability to maintain sufficient product supply to meet expected growth in demand. We also periodically provide promotional offers, including discount offers, such as percentage discounts off current purchases and other similar offers. These offers are treated as a reduction to the purchase price of the related transaction and are reflected as a net amount in net revenues. Such offers are discretionary, and we expect incentive offers to vary from period to period as a percentage of sales for the foreseeable future.

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Customer acquisition slows down in July and August and picks up rapidly from October-December.

Cost of revenues consists of wine-related inputs, such as grapes and semi-finished bulk wine, bottling materials (bottles, corks and labeling materials), boxes/packaging, fulfillment costs (costs attributable to receiving, inspecting, warehousing inventories, picking, packaging and preparing customer orders for shipment, including the variable costs of employing hourly employees and temporary staff provided by agencies at our fulfillment centers), customer service costs (third-party staffing to respond to inquiries from customers), credit card fees related to DTC transactions, inbound and outbound freight, storage and barrel depreciation.

Operating expenses largely consist of marketing, personnel, general and administrative, production and operations and creative development expenses.

•	Our marketing expenses consist primarily of costs incurred to acquire new customers, retain existing customers, build our brand awareness through various offline and online paid advertising channels, including television, digital and social media, direct mail, radio and podcasts, email, brand activations, and strategic brand partnerships.

•	General and administrative expenses consist of payroll and related expenses for employees involved in general corporate functions, including accounting, finance, tax, legal, marketing, sourcing, planning, procurement, creative and human resources; costs associated with use by these functions, such as depreciation expense and rent relating to facilities and equipment; professional fees and other general corporate costs; share-based compensation; and expenses for salaried managerial employees at our fulfillment centers. Starting in Fiscal 2017, printing costs are included in general and administrative expenses.

Other income and expense consists primarily of interest expense associated with our credit facilities, offset by interest income on cash and cash equivalents balances, rental income from sublease agreements and by any changes in fair value of the warrants that the company issued in connection with its credit facilities. See “—Liquidity and Capital Resources – Credit Facilities.” The company classifies the warrants as liabilities, subject to re-measurement at each balance sheet date from issuance, and any change in fair value is recognized as a component of other expense.

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Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Net Revenues

Net revenues for the year ended December 31, 2018 (“Fiscal 2018”) were $40,626,034, an increase of 10.4% from net revenues of $36,793,528 in the year ended December 31, 2017 (“Fiscal 2017”).

Net revenues from DTC sales increased 8.4% to $34,408,360 in Fiscal 2018, compared to $31,743,728 in Fiscal 2017. The increase was primarily due to an increase in average order volume by our existing customer base. Of this $2,664,632 increase in year-over-year net revenues, exiting customers represented 73.4%, or $1,955,840. We define “existing customers” as customers who have placed two or more orders on our website. “New customers” are those that have placed their first order with Winc.

Net revenues from wholesale sales grew 31.0% in Fiscal 2018 to $6,617,674 from $5,049,800 in Fiscal 2017. Growth in wholesale sales was primarily driven by a national contract with Whole Foods for our Summer Water rosé brand.

Sales discounts and depletion allowances are recorded as a reduction of revenues at the time of sale. For Fiscal 2018 and Fiscal 2017, sales discounts and depletion allowances totaled $800,301 and $591,937, respectively.

Cost of Revenues

Cost of revenues for Fiscal 2018 was $23,649,224, compared to $24,574,276 in Fiscal 2017, a decrease of 3.8%. The decrease in cost of revenues is primarily related to increased efficiencies in our production processes, outsourcing our customer service team and a reduction in outbound shipping expenses through increased contract management.

The net revenues and cost of revenues described above resulted in gross profits of $16,976,810 in Fiscal 2018 and $12,219,252 in Fiscal 2017. Gross profit margins increased from 33.2% in Fiscal 2017 to 41.8% in Fiscal 2018.

Operating Expenses

Marketing expenses increased 12.5% to $6,297,358 for Fiscal 2018 to $5,600,093 for Fiscal 2017, respectively. Advertising costs represented $5,355,275 and $4,813,214, respectively, of those amounts. Advertising costs increased year-over-year as we continue to invest in digital media spend to attract new customers.

Personnel expenses decreased $1,185,615, or 18.0%, from $6,590,535 in Fiscal 2017 to $5,404,920 in Fiscal 2018. This decrease is mostly attributed to a reduction in force in the fourth quarter of Fiscal 2017 as the company moved customer services off-shore and better aligned resources to meet changing needs of the business.

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Our general and administrative expenses decreased $57,379, or 1.0%, from $5,707,802 in Fiscal 2017, to $5,650,423 in Fiscal 2018, largely due to our reduction in force in the fourth quarter of Fiscal 2017.

Production and operations expenses, which consist of warehouse supplies and equipment expenses, were $94,038 and $108,005, respectively, in Fiscal 2018 and Fiscal 2017. These expenses decreased as a result of continued operating efficiencies in our warehouses. Creative development expenses include photography and content development for print and digital media and decreased $82,502 from Fiscal 2017 to Fiscal 2018 due to discontinuing our monthly print Winc Journal.

Other (expense) income decreased $2,083,232, or 81.3%, from a total net expense of $2,562,115 in Fiscal 2017, to a total net expense of $478,883. Interest expense decreased $493,954 in Fiscal 2018 as we paid off a note payable that bore interest at a rate of 36% with proceeds from a new facility with Multiplier Capital that carries a lower interest rate (11.75% at December 31, 2018). See “—Liquidity and Capital Resources” below. Change in fair value of derivative increased $1,141,335 in Fiscal 2018 to income of $249,389, from an expense of $891,946 in Fiscal 2017, as the company issued additional warrants in 2017. Rental income from sublease agreements increased $271,047 from $256,177 in Fiscal 2017 to $527,224 in Fiscal 2018.

The result of the foregoing is that we incurred a net loss of $1,159,149 in Fiscal 2018, compared to a net loss of $8,648,913 in Fiscal 2017.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Net Revenues

Net revenues for Fiscal 2017 were $36,793,528, an increase of 6.9% from net revenues of $34,427,896 in the year ended December 31, 2016 (“Fiscal 2016”).

Net revenues from DTC sales decreased 1.6% to $31,743,728 in Fiscal 2017, compared to $32,244,382 in Fiscal 2016. The decrease was primarily due to a decrease in marketing spend for new customer acquisitions.

Net revenues from wholesale sales grew 131.3% in Fiscal 2017 to $5,049,800 from $2,183,513 in Fiscal 2016. Growth in wholesale sales, which commenced in 2015, was primarily driven by Summer Water and Folly of the Beast placements in new accounts and increased emphasis on the wholesale channel.

For Fiscal 2017 and Fiscal 2016, sales discounts and depletion allowances totaled $591,937 and $714,209, respectively.

Cost of Revenues

Cost of revenues for Fiscal 2017 was $24,574,276, compared to $24,831,799 in Fiscal 2016, a decrease of 1.0%. The decrease in cost of revenues is primarily related to increased efficiencies in our production processes, and a reduction in outbound shipping expenses through increased contract management.

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The net revenues and cost of revenues described above resulted in gross profits of $12,219,252 in Fiscal 2017 and $9,596,097 in Fiscal 2016. Gross profit margins increased from 27.9% in Fiscal 2016 to 33.2% in Fiscal 2017.

Operating Expenses

Marketing expenses decreased $703,453, or 11.2%, to $5,600,093 for Fiscal 2017 from $6,303,546 for Fiscal 2016. Advertising costs represented $4,813,214 and $4,991,125, respectively, of those amounts in Fiscal 2017 and Fiscal 2016. Advertising costs decreased year-over-year due to marketing channel mix and an accounting reclassification in Fiscal 2017 of printing costs previously recorded in marketing expenses to general and administrative expenses. Printing costs represented $405,598 of marketing expenses in Fiscal 2016.

Personnel expenses increased $286,989, or 4.6%, from $6,303,546 in Fiscal 2016 to $6,590,535 in Fiscal 2017. This increase is mostly attributed to increased benefit costs and compensation adjustments related to late 2017 restructuring.

Our general and administrative expenses increased $747,626, or 15.1%, from $4,960,176 in Fiscal 2016, to $5,707,802 in Fiscal 2017, largely due to increased depreciation and facilities expenses and the inclusion of $449,372 in printing costs, which were reclassified during Fiscal 2017 as a component of general and administrative expenses.

Production and operations expenses were $108,005 and $204,202, respectively, in Fiscal 2017 and Fiscal 2016. These expenses decreased 47.1% as a result of continued operating efficiencies in our warehouses. Creative development expenses decreased $38,732, or 12.1%, from Fiscal 2016 to Fiscal 2017 due to reallocation of resources.

Other (expense) income increased $2,373,760 from a total net expense of $188,355 in Fiscal 2016 to a total net expense of $2,562,115 in Fiscal 2017. Interest expense increased by $1,487,620 in Fiscal 2017 from $175,035 in Fiscal 2016 as the company was servicing notes payable during Fiscal 2017 that bore an interest rate of 36%. Change in fair value of derivative increased $873,253 to an expense of $891,946 in Fiscal 2017 as the company issued additional warrants to a lender in December 2017. See “—Liquidity and Capital Resources” below. The company recognized $256,177 in rental income in Fiscal 2017 as it entered into 2 sublease agreements during 2017.

The result of the foregoing is that we incurred a net loss of $8,648,913 in Fiscal 2017, compared to a net loss of $8,705,827 in Fiscal 2016.

Liquidity and Capital Resources

As of December 31, 2018, the company’s cash and cash equivalents was $1,903,085. Cash equivalents include highly liquid investments with an original maturity of three months or less from the date of purchase. Net inventory at that date was $9,102,212. The company’s operations have been financed to date by a combination of revenue, bank debt and investment capital. The primary cash needs have been to fund working capital requirements (primarily marketing for fast growth and inventory to support that growth), repay indebtedness (interest and principal payments) and operating expenses.

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Issuances of Preferred Stock

In 2013, the company raised net proceeds of $3,218,995 through the sale in a private placement of Series Seed Preferred Stock and converted debt and accrued interest of $1,085,159 into Series A Preferred Stock. In 2014, the company raised an additional $8,372,863 through the sale of its Series A Preferred Stock to certain investors. In 2015, the company raised an additional $17,471,540 through the sale of its Series B Preferred Stock. In 2017, the company raised net proceeds of $8,966,987 through the sale of Series B-1 Preferred Stock. In April 2019, the company raised net proceeds of $9,500,000 through the sale of Series C Preferred Stock.

Credit Facilities

Western Alliance Bank

In October 2015, we entered into a loan and security agreement with Western Alliance Bank, which provided the company with a revolving line of credit for up to $12,000,000. The line of credit was amended in 2017 and 2018 to extend the maturity to November 2019 and reduce the line to $8,000,000. The line of credit has a variable interest rate equal to 2% above the Prime Rate at December 31, 2018. At December 31, 2018, $4,406,000 was outstanding. The line of credit is secured by all of the assets of the company.

In the line of credit, we have agreed to a number of financial covenants, including

•	To maintain defined minimum required EBITDA targets, determined in accordance with GAAP and measured on a quarterly basis (the “quarterly EBITDA covenant”). EBITDA is defined in the line of credit as net profit before tax plus interest expense, depreciation expense, amortization expense, and non-cash stock compensation expenses.
•	To maintain a minimum revenue, measured on a monthly basis (the “minimum revenue covenant”). The company’s trailing three months’ revenue (determined in accordance with GAAP), measured on a monthly basis, is required to be at least 90% of its projected revenue during that period as set forth in board-approved annual financial projections that the company is required to deliver to Western Alliance Bank.
•	To maintain an unrestricted cash balance at Western Alliance Bank that is equal to the greater of $1 million or six (6) times the company’s “operating burn,” defined as the average monthly EBITDA loss for the trailing three (3) month period.

As of August 1, 2019, we were in default for failing to comply with the quarterly EBITDA covenant in the first 2 quarters of 2019 and the minimum revenue covenant measured at the end of March, April, May and June 2019. On August 2, 2019, we entered into a modification agreement with Western Alliance Bank whereby Western Alliance Bank waived the existing defaults and agreed not to exercise its remedies under the line of credit. To remedy the breach of the quarterly EBITDA covenant, we requested, and Western Alliance Bank agreed, to modify the quarterly EBITDA covenant to reset the targets for the remainder of 2019. To remedy the breach of the minimum revenue covenant, we submitted a revised set of board-approved financial projections for the remainder of 2019, which Western Alliance Bank accepted.

Super G; Multiplier Capital

During 2017, the company entered into two note payable agreements totaling $2,500,000 with Super G Capital, LLC. The notes payable bore an interest rate of 36% per annum at December 31, 2017. In December 2017, the company entered into a loan and security agreement with Multiplier Capital II, LP for a term loan of $5,000,000, all of which was disbursed to the company. The loan matures in June 2022 and bears interest at a variable annual rate equal to the greater of 6.25% above the Prime Rate with a minimum interest rate of 11.5% per annum and a maximum interest rate of 14% per annum at December 31, 2018. In connection with the loan and security agreement, the company granted Multiplier warrants to purchase shares of the company’s Series B-1 Preferred Stock. See Note 9 in the notes to the financial statements. The company used a portion of the proceeds of the term loan to retire the higher interest notes payable issued earlier in the year to Super G Capital. At December 31, 2018, $5,000,000 was outstanding under Multiplier Capital loan. The loan is secured by all of the assets of the company.

Square 1 Bank; Pacific Western Bank

In July 2013, the company entered into a loan and security agreement with Square 1 Bank. The agreement provided for advances of up to $5,000,000 and expired in June 2016. In connection with the loan, the company granted Square 1 Bank a warrant to purchase shares of the company’s Series Seed Preferred Stock. See Note 9 in the notes to the financial statements. In June 2015, the company entered into the fourth amendment to the loan and security agreement in which the bank agreed to make term loans for up to $1,000,000. The company repaid all borrowings in September 2015 and the line is no longer available. In connection with the amendment, the company granted Square 1 Bank warrants to purchase shares of the company’s Series B Preferred Stock. Square 1 Bank merged with Pacific Western Bank, which now holds the outstanding warrants, in October 2015.

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See “Use of Proceeds” for additional information on the company’s proposed future expenditures.

Trend Information

Our primary goal is to add customers in our DTC sales channel as well as adding customers in our wholesale sales channel. As we add customers we will be able to grow our brands. Increasing demand, along with media coverage in the United States, has driven and continues to drive an increase in sales of our wines.

Sales trends for the year ended December 31, 2018 showed strong demand across all of Winc’s portfolio. We continue to find media channels to advertise our products and acquire new customers. We are also growing our sales team in order to increase our wholesale sales channel. We have found that large retailers such as Cost Plus World Market, Vons, and Whole Foods Market have long sales pipelines but lead to very large business over time. As we continue to have more successful products and brands in our portfolio our ability to grow gains positive momentum.

The wine industry is a sizable market topping over $70 billion in the United States. We believe Winc is one of the few wine companies that is connecting with the next generation of consumers and that should lead to a significant and expanding market opportunity. With a strong portfolio of brands, a world class sales team, and a world class performance marketing team we believe Winc has the potential to seize a larger portion of the US wine market.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

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•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers, directors and significant employees are listed below. The executive officers and significant employees are full-time employees.

Name	Current Position	Age	Date Appointed to Current Position
Executive Officers
Geoffrey McFarlane	Chief Executive Officer, Vice-President	35	May 2, 2018
Brian Smith	Chief Operating Officer, President	45	May 2, 2018
Matthew Thelen	General Counsel and Director of Corporate Development	33	December 12, 2014
Directors
Geoffrey McFarlane	Common Director	35	August 11, 2011
Alexander Oxman	Common Director	40	August 11, 2011
Laura Joukovski	Series Seed Director	45	July 1, 2019
Kent Bennett	Series A Director	41	June 25, 2018
Xiangwei Weng	Series B Director	51	June 15, 2015
Shuhei Ohashi	Series C Director	33	April 26, 2019
Significant Employees
Carol Brault	VP, Finance	54	February 26, 2018

Geoffrey McFarlane, CEO, Director and Vice President

A serial entrepreneur, Geoff’s versatile background has allowed him to be a successful founder, executive, and advisor for a wide variety of companies. Prior to Winc, he was founder and CEO of a restaurant and hotel group, Pizza Republica and the Jet Hotel, with seven locations and over 200 employees, where he fell in love with food and wine. In 2008, Geoff purchased a struggling payments company, Banctek Solutions, and turned it around, growing to over 80 employees and exiting the business within 24 months. In mid-2011 Geoff co-founded Winc to make the wine experience better. Since then, Geoff served as COO, then as CEO, and implemented the strategy for Winc to become a vertically integrated winery.

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Brian Smith, COO and President

The role of Winc co-founder and President furthers Brian’s mission to create and connect great products with today’s consumer. Brian combines his years of experience as a sommelier, winemaker, brand builder and entrepreneur to oversee what we believe is the world’s most innovative and culturally relevant wine program. Prior to Winc, Brian founded and exited Jolie Folle (2008-2017), a millennial focused wine brand. As an Advanced Sommelier, he has deep experience in developing high tech wine driven hospitality concepts such as Clo Wine and Aureole (2007-2010). Brian began his career in finance at Man Group PLC. In 2004 he founded his first company Meritage Group, a Virgin Islands based commodities brokerage that catered to hedge funds and commodity traders (2004-2006). Today he invests in and advises companies in the consumer space. Brian graduated from the University of Vermont with a bachelor’s degree in Cultural Anthropology.

Carol Brault, Vice President of Finance

Carol Brault joined the company in 2018. Before joining Winc, Carol was Accounting Director at The Honest Company, a consumer products company that supplies baby, personal, beauty and home products for ethical consumerism. Prior to that she served as controller for Bare Escentuals from 2013 until 2016 and held leadership roles in several prominent multi-national companies including Bath & Body Works, LBrands, The Longaberger Company and Honda of America Manufacturing, Inc. Besides these corporate roles, her extensive career includes consulting for various companies providing financial and organization guidance to start-up, mid-size and multimillion-dollar organizations. Carol has a Bachelor of Science in Business Administration/Accounting from The Ohio State University Fisher College of Business.

Matthew Thelen, General Counsel and Vice President of Corporate Development

Matt joined the company in 2014 and is responsible for providing legal guidance and defining corporate strategy . As general counsel, Matt oversees all aspects of Winc’s legal matters, including beverage regulatory compliance, corporate, commercial transactional, intellectual property, consumer protection, employment, litigation, and privacy practice areas. In this role, he acts as company liaison for all communications, actions and inquiries with relevant regulatory agencies such as the Alcohol and Tobacco Tax Trade Bureau and California Department of Alcoholic Beverage Control. Further, he is responsible for the development of core business infrastructure and strategic initiatives. Previously, Matt was an intellectual property strategy and valuation professional for Ocean Tomo, a San Francisco based merchant banc. He received a JD/MBA from the University of Notre Dame and a B.A. of Economics from the University of San Diego.

Alexander Oxman, Director and Chairman of the Board

Alexander co-founded Winc with Geoff McFarlane and Brian Smith with a vision of transforming the way a new generation of wine drinkers buy and enjoy wine. He served as the company’s CEO from 2011 until early 2018 and has continued his involvement in shaping the company's strategy as Chairman of the Board. Prior to Winc, Alexander founded multiple start-ups including a gaming platform that sold to IGT (2009-2010) and a PCI Level 1 Compliant payment gateway that was sold to Banctek Solutions. He now works with a number of startups and established companies focusing on direct-to-consumer and eCommerce strategies. He holds a B.S. degree in Information Systems from the University of Colorado Boulder.

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Laura Joukovski, Director

Laura is the Chief Media Officer at TechStyle Fashion Group, a portfolio of digital fashion brands based in Los Angeles. She leads an internal agency for advertising across all TechStyle brands, including: JustFab, ShoeDazzle, Fabletics, Fabkids and Savage X Fenty. Laura’s organization is an innovative, data-driven, in-house team that runs from concept to execution on creatives, media buying and marketing sciences. The team deploys more than $150 million in global advertising to drive growth across the brands. She has been a pioneer in building TechStyle, since joining as part of the FabKids acquisition in 2013. She was the original general manager for Fabletics at launch, built the backbone for TechStyle’s data-driven culture developing a global analytics team, and now drives growth across TechStyle brands in her CMO role.

Kent Bennett, Director

Since 2008, Kent Bennett has been a partner in Bessemer Venture Partners’ (“Bessemer”) Cambridge office focusing on consumer products and services as well as software sold to consumer-facing verticals. Before his career in venture capital, Kent was a creative executive for an entertainment production company, where he developed and sold original material including a network television pilot and a feature film. He began his career with Bain & Co., where he worked on projects in industries spanning IT, retail, consumer products, healthcare, and biotech. Kent earned an MBA from Harvard Business School, where he was a Baker Scholar, and graduated summa cum laude in systems engineering from the University of Virginia, where he was a Jefferson Scholar.

Xiangwei Weng, Director

Xiangwei Weng is the founder of Shining Capital Management (“Shining Capital”). Mr. Weng has an extensive experience in investment banking and private equity investment. Before founding Shining Capital in 2008, he served as an Executive Director at the Corporate Finance Department and Head of Mergers & Acquisitions for China at Goldman Sachs (Asia) L.L.C. From January 2005 to January 2007, he served as General Manager and In Charge of Corporate Operations at Gome Electrical Appliances Holding Limited. He also worked at Morgan Stanley from June 1998 to January 2005, where he was a Vice President in the M&A and Restructuring Group. He received a Bachelor's degree in Physics from Peking University in 1989 and a Ph.D. degree in Biophysics from University of California at Berkeley in 1996.

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Shuhei Ohashi, Director

Shuhei Ohashi is Vice President at Cool Japan Fund, a public-private fund with the aim of supporting and promoting the development of demand overseas for excellent Japanese products and services. Previously, he acted as a consultant at Deloitte Touche Tohmatsu Limited in the Netherlands (2015-2016) and PricewaterhouseCoopers in Japan (2010-2015). Mr. Ohashi received a BA in Business and Commerce from Keio University (2008), a Master’s degree in Accounting and Finance from Keio University (2010) and a Masters certificate in Operational Research from University of Southampton in (2015).

Composition of Board of Directors The company’s Sixth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) establishes, and the amended and restated certificate of incorporation that the company will file immediately prior to the initial closing of this offering will establish, a Board of Directors of six members, resulting in the following board composition. See “Securities Being Offered – General.”

•	The holders of the Series Seed Preferred Stock, voting exclusively and as a separate class, are entitled to elect one member, and remove that Series Seed Director and fill any vacancy caused by the resignation, death or removal of the Series Seed Director. Pursuant to the Voting Agreement, so long as CrossCut Ventures 2 LP (“CrossCut”) continues to own beneficially at least 1,733,404 shares of Common Stock, including shares of Common Stock issued or issuable upon conversion of Series Seed Preferred Stock, CrossCut is entitled to designate the Series Seed Preferred Director, which at the date of this Offering Circular is Laura Joukovski.
•	The holders of the Series A Preferred Stock, voting exclusively and as a separate class, are entitled to elect one member, and remove that Series A Director and fill any vacancy caused by the resignation, death or removal of the Series A Director. Pursuant to the Voting Agreement, so long as Bessemer continues to own beneficially at least 2,978,934 shares of Common Stock, including shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock, Bessemer is entitled to designate the Series A Preferred Director, which at the date of this Offering Circular is Kent Bennett.
•	The holders of the Series B Preferred Stock, voting exclusively and as a separate class, are entitled to elect one member, and remove that Series B Director and fill any vacancy caused by the resignation, death or removal of the Series B Director. Pursuant to the Voting Agreement, so long as Shining Capital continues to own beneficially at least 3,435,122 shares of Common Stock, including shares of Common Stock issued or issuable upon conversion of Series B Preferred Stock, Shining Capital is entitled to designate the Series B Preferred Director, which at the date of this Offering Circular is Xiangwei Weng.

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•	The holders of the Series C Preferred Stock, voting exclusively and as a separate class, are entitled to elect one member, and remove that Series C Director and fill any vacancy caused by the resignation, death or removal of the Series C Director. Pursuant to the Voting Agreement, so long as Cool Japan Fund continues to own beneficially at least 4,406,315 shares of Common Stock, including shares of Common Stock issued or issuable upon conversion of Series C Preferred Stock, Cool Japan Fund is entitled to designate the Series C Preferred Director, which at the date of this Offering Circular is Shuhei Ohashi.
•	The holders of the Common Stock, voting exclusively and as a separate class, are entitled to elect two members, and remove those Common Directors and fill any vacancy caused by the resignation, death or removal of the Common Directors. Pursuant to the Voting Agreement, so long as the Key Holders, as defined in the Voting Agreement (see “Securities Being Offered – Investment Agreements”) continue to provide services to the company as officers, employees or consultants collectively hold at least 1,000,000 shares of Common Stock, they are entitled to designate the Common Directors, which at the date of this Offering Circular are Geoff McFarlane and Alexander Oxman.
•	There will be one independent director, elected by the company’s stockholders. At the date of this Offering Circular, the independent seat is vacant. The company expects to add an independent director to the Board of Directors at the next annual meeting of stockholders. The holders of the Common Stock and the existing series of preferred stock hold a significant percentage of the voting power of the company’s capital stock and are parties to the voting agreement described in “Securities Being Offered” and, therefore, have sufficient voting power to determine all matters subject to a stockholder vote. While investors in this offering will be required to become parties to the voting agreement, the existing holders will continue to be able to influence voting on all matters, including the election of independent directors.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2018 we compensated our three highest-paid executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Geoffrey McFarlane	CEO	$255,000	$60,644	$315,644
Brian Smith	COO	$255,000	$77,384	$332,384
Matthew Thelen	General Counsel	$175,000	$19,453	$194,453

Other compensation represents non-cash stock-based compensation.

For the fiscal year ended December 31, 2018, we did not pay any of our directors for their board service. There are six directors in this group.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

The following table displays, as of July 11, 2019, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable (1)		Percent of class
Common Stock	Geoff McFarlane (2) 5340 Alla Road Suite 105 Los Angeles, CA 90066	1,477,500	7,151,775	(3)	32.1%
Common Stock	Alexander Oxman 5340 Alla Road Suite 105 Los Angeles, CA 90066	2,806,156	622,086		12.7%
Common Stock	All officers and directors as a group (8 people)	4,288,656	14,825,011	(4)	58.3%
Series Seed Preferred Stock	CrossCut (6) 373 Rose Avenue Venice, CA 90291	3,466,809			26.18%
Series Seed Preferred Stock	All officers and directors as a group (8 people)(6)	4,761,409			36%
Series A Preferred Stock	Entities affiliated with Bessemer (5) 1865 Palmer Avenue Suite 104 Larchmont, NY 10538	5,957,867			71.98%
Series A Preferred Stock	All officers and directors as a group (8 people)(5)	0			0%
Series B Preferred Stock	Entities affiliated with Bessemer (5) 1865 Palmer Avenue Suite 104 Larchmont, NY 10538	4,198,483			31.43%
Series B Preferred Stock	Shining Capital Suite 1506A, Level 15 International Commerce Centre 1 Austin Road West Kowloon, Hong Kong Hong Kong	6,870,244			51.43%
Series B Preferred Stock	Xiangwei Weng (7) 5340 Alla Road Suite 105 Los Angeles, CA 90066	6,870,244			51.43%
Series B Preferred Stock	All officers and directors as a group (8 people)(5)(7)	6,870,244			51.43%
Series B-1 Preferred Stock	Entities affiliated with Bessemer (5) 1865 Palmer Avenue Suite 104 Larchmont, NY 10538	1,620,330			23.60%
Series B-1 Preferred Stock	Shining Capital Suite 1506A, Level 15 International Commerce Centre 1 Austin Road West Kowloon, Hong Kong Hong Kong	1,195,032			17.39%
Series B-1 Preferred Stock	Xiangwei Weng (7) 5340 Alla Road Suite 105 Los Angeles, CA 90066	1,195,032			17.39%
Series B-1 Preferred Stock	Pacific Continental Insurance Co. 832 Willow St Reno, NV 89502	1,908,397			27.78%
Series B-1 Preferred Stock	All officers and directors as a group (8 people)(5)(7)	1,195,032			17.39%
Series C Preferred Stock	Cool Japan Fund 17F Roppongi Hills Mori Tower, 6-10-1 Roppongi, Minato-ku Tokyo, 106-6117 Japan	8,209,586			100.00%
Series C Preferred Stock	Shuhei Ohashi (8) 5340 Alla Road Suite 105 Los Angeles, CA 90066	8,209,586			100.00%
Series C Preferred Stock	All officers and directors as a group (8 people)(8)	8,209,586			100.00%

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(1)	Represents shares of Common Stock issuable upon exercise of options.
(2)	Includes 1,227,500 shares of Common Stock held by the McFarlane Family Trust, of which Mr. McFarlane is one of the two trustees and not currently a beneficiary.
(3)	Includes 4,760,417 options subject to vesting over the next 48 months with vesting contingent upon continued service with the company.
(4)	Includes 10,711,756 options subject to vesting over the next 48 months with vesting contingent upon continued service with the company.
(5)	Consists of 2,116,963 shares of Series A Preferred Stock and 1,114,897 shares of Series B Preferred Stock held of record by Bessemer Venture Partners VIII Institutional (“BVP VIII Inst.”).

Consists of 2,080,646 shares of Series A Preferred Stock and 1,457,500 shares of Series B Preferred Stock held of record by 15 Angels II LLC (“15A”). 15A is a wholly owned subsidiary of BVP VIII Inst.

Consists of 381,680 shares of Series B Preferred Stock and 884,700 shares of Series B-1 Preferred Stock held of record by GoBlue Ventures LLC (“GoBlue”). GoBlue is a wholly owned subsidiary of BVP VIII Inst.

Consists of 1,760,258 shares of Series A Preferred Stock, 1,244,406 shares of Series B Preferred Stock and 735,630 shares of Series B-1 Preferred Stock held of record by Wahoowa Ventures LLC (“Wahoowa”). Wahoowa is a wholly owned subsidiary of Bessemer Venture Partners VIII L.P. (“BVP VIII,” together with BVP VIII Inst., the “Funds”).

Deer VIII Co. Ltd., is the general partner of Deer VIII & Co. L.P, which is the general partner of each of the Funds. Each of Deer VIII & Co. L.P. and Deer VIII & Co. Ltd. may be deemed to have voting and dispositive power over the shares held by the Funds (and their respective subsidiaries). Robert M. Stavis, J. Edmund Colloton, David J. Cowan, Byron B. Deeter, Robert P. Goodman and Jeremy S. Levine are the directors of Deer VIII & Co. Ltd. Investment and voting decisions with respect to shares held by the Funds are made by the directors of Deer VIII & Co. Ltd.

Mr. Bennett has a passive economic interest in the shares held by BVP VIII Inst., 15A, GoBlue and Wahoowa, through an interest in (1) BVP VIII and (2) Deer VIII & Co. L.P.  Mr. Bennett, a member of our board of directors, disclaims beneficial ownership of such shares held by BVP VIII Inst., 15A, GoBlue and Wahoowa except to the extent of his pecuniary interest in such shares.

The address for BVP VIII Inst., 15A, GoBlue and Wahoowa is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538.

(6)	Represents holdings of CrossCut Ventures 2, LP and C2 Club W Holdings LLC. The general partner of such funds may be deemed to have voting and dispositive power over the shares held by these funds. Ms. Joukovski, a member of our board of directors, does not individually own any securities of the company and disclaims beneficial ownership of such shares held by CrossCut Ventures 2, LP and C2 Club W Holdings LLC.

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(7)	Includes shares of Preferred Stock beneficially owned by Shining Capital over which Mr. Weng exercises voting control. Mr. Weng does not individually own any securities of the company.
(8)	Includes shares of Preferred Stock beneficially owned by Cool Japan Fund over which Mr. Ohashi exercises voting control. Mr. Ohashi does not individually own any securities of the company.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than grants of stock options, we have not entered into any transactions in which the management or related persons have an interest outside of the ordinary course of our operations.

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SECURITIES BEING OFFERED

General

The company is offering up to 10,611,205 shares of Series D Preferred Stock in this offering. The Series D Preferred Stock may be converted into shares of the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an initial public offering. See “—Series D Preferred Stock – Conversion Rights—Mandatory Conversion.” The company is therefore qualifying up to 10,611,205 shares of Series D Preferred Stock, and an additional 10,611,205 shares of Common Stock into which they are convertible, under the Offering Statement of which this Offering Circular is a part.

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Winc’s amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Winc’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws and to the applicable provisions of Delaware law.

Immediately prior to the initial closing of this offering, the company will amend and restate its Restated Certificate to authorize the Series D Preferred Stock. The form of amended and restated certificate of incorporation setting forth the terms of the Series D Preferred Stock is filed as Exhibit 2.2 to the Offering Statement of which this Offering Circular is a part. Upon the filing of the amendment, Winc’s authorized capital stock will consist of

•	94,410,000 shares of Common Stock, $0.0001 par value per share, and
•	61,512,354 shares of Preferred Stock, $0.0001 par value per share, of which
o	13,296,372 shares will be designated Series Seed Preferred Stock,
o	8,276,928 shares will be designated Series A Preferred Stock,
o	13,381,711 will be designated as Series B Preferred Stock,
o	9,541,985 shares will be designated as Series B-1 Preferred Stock,
o	8,209,586 shares will be designated as Series C Preferred Stock and
o	10,611,205 shares will be designated as Series D Preferred Stock.

As of July 11, 2019, the outstanding shares and options included:

•	7,116,479 shares of Common Stock that are issued, outstanding and fully vested;
•	13,241,627 shares of Preferred Stock designated as Series Seed Preferred Stock that have been issued and are outstanding;
•	8,276,928 shares of Preferred Stock designated as Series A Preferred Stock that have been issued and are outstanding;
•	13,358,810 shares of Preferred Stock designated as Series B Preferred Stock that have been issued and are outstanding;

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•	6,870,229 shares of Preferred Stock designated as Series B-1 Preferred Stock that have been issued and are outstanding;
•	8,209,586 shares of Preferred Stock designated as Series C Preferred Stock that have been issued and are outstanding; and
•	17,147,245 shares of Common Stock that are issuable pursuant to employee stock options that have been issued under the 2013 Stock Plan.

Series D Preferred Stock

The company has authorized the issuance of Series D Preferred Stock (the “Series D Preferred Stock”), which contains substantially similar rights, preferences, and privileges, as other series of Preferred Stock as further described below.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Preferred Stock, including the holders of the Series D Preferred Stock, simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Preferred Stock in an amount at least equal to:

•	In the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of:
o	The dividend payable to each share of such class or series determined, if applicable, as if all share of such class or series had been converted into Common Stock and
o	The number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or
•	In the case of a dividend of any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by:
o	Dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and
o	Multiplying such fraction by an amount equal to the applicable original issue price for that series; provided that, if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the company, the dividend payable to the holders of Preferred Stock will be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

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The original issue price is subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to that series. At the date of this Offering Circular, the original issue price for the Series D Preferred Stock is $1.4136.

Conversion Rights

Voluntary Conversion. Each share of Series D Preferred Stock will be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of the Common Stock as determined by dividing the original issue price by the conversion price in effect at such date. At the date of this Offering Circular, the conversion price for the Series D Preferred Stock is $1.4136 per share.

The conversion price will be adjusted from time to time as described below under “— Anti-Dilution Rights.”

Mandatory Conversion. Additionally, each share of Series D Preferred Stock will automatically convert into shares of Common Stock

•	immediately prior to the closing at a price of at least $3.93 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) of a firm commitment underwritten public offering, registered under the Securities Act of 1933, as amended (the “Securities Act”), resulting in at least $50,000,000 of gross proceeds to the company or

•	upon the receipt by the company of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding voting as a single class and on an as-converted basis.

The shares will convert in the same manner as a voluntary conversion.

Voting Rights

Each holder of the company’s Series D Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible on all matters submitted to a vote of the stockholders.

Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event (as defined in the Restated Certificate), the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets of the company available for distribution to its stockholders before any payment will be made to the holders of Series B Preferred Stock, Series A Preferred Stock, Series Seed Preferred Stock or Common Stock, and on pari passu basis with the Series C Preferred Stock and Series B-1 Preferred Stock (as defined below), an amount per share equal to the greater of

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•	one (1) times the original issue price for the Series D Preferred Stock then in effect, plus any dividends declared but unpaid on such shares, or

•	such amount per share as would have been payable had all shares of the Series D Preferred Stock been converted into Common Stock in accordance with their terms immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

If upon any such liquidation, dissolution or winding up or Deemed Liquidation Event, the assets of the company available for distribution to its stockholders is insufficient to pay the holders of shares of the Series D Preferred Stock and Senior Preferred Series (as defined below) the full amount to which they are entitled, the holders of shares of the Series D Preferred Stock and Senior Preferred Series will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Antidilution Rights

Holders of Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the Conversion Price of a series of Preferred Stock then in effect, the Conversion Price of the affected series of Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Restated Certificate.

Series Seed, Series A, Series B, Series B-1 and Series C Preferred Stock

The company has authorized the issuance of five other series of Preferred Stock. The series are designated Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock. Each such series of Preferred Stock contains substantially similar rights, preferences, and privileges, except as described below.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Preferred Stock simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Preferred Stock in an amount at least equal to:

•	In the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of:

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o	The dividend payable to each share of such class or series determined, if applicable, as if all share of such class or series had been converted into Common Stock and
o	The number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or
•	In the case of a dividend of any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by:
o	Dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and
o	Multiplying such fraction by an amount equal to the applicable Original Issue Price (defined below) for that series; provided that, if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the company, the dividend payable to the holders of Preferred Stock will be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

The original issue price for each series is subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to that series. At the date of this Offering Circular,

•	“Series Seed Original Issue Price” means $0.2740 per share,
•	“Series A Original Issue Price” means $1.2089 per share,
•	“Series B Original Issue Price” means $1.309997 per share,
•	“Series B-1 Original Issue Price” means $1.31 per share,
•	“Series C Original Issue Price” means $1.218088 per share, and
•	“Original Issue Price” means, as applicable, the Series Seed Original Issue Price, the Series A Original Issue Price, the Series B Original Issue Price, the Series B-1 Original Issue Price, or the Series C Original Issue Price.

Conversion Rights

Voluntary Conversion. Each share of Preferred Stock will be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of the Common Stock as determined by dividing the applicable Original Issue Price by the applicable Conversion Price. At the date of this Offering Circular,

•	“Series Seed Conversion Price” equals $0.2740 per share,
•	“Series A Conversion Price” equals $1.2089 per share,
•	“Series B Conversion Price” equals $1.309997 per share,
•	“Series B-1 Conversion Price” equals $1.31 per share,

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•	“Series C Conversion Price” equals $1.218088 per share, and
•	“Conversion Price” means, as applicable, the Series Seed Conversion Price, the Series A Conversion Price, the Series B Conversion Price, the Series B-1 Conversion Price, or the Series C Conversion Price.

The Conversion Price will be adjusted from time to time as described below under “— Anti-Dilution Rights.”

Mandatory Conversion. Additionally, each share of Preferred Stock will automatically convert into shares of Common Stock

•	immediately prior to the closing at a price of at least $3.93 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) of a firm commitment underwritten public offering, registered under the Securities Act resulting in at least $50,000,000 of gross proceeds to the company or
•	upon the receipt by the company of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding voting as a single class and on an as-converted basis.

The shares will convert in the same manner as a voluntary conversion.

Voting Rights

Each holder of the company’s Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible on all matters submitted to a vote of the stockholders. The holders of the shares of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each exclusively and as a separate class, are entitled to elect one (1) director to represent their respective series. See “Directors, Executive Officers and Significant Employees – Composition of Board of Directors.”

Right to Receive Liquidation Preferences

Series B-1 and Series C. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event (as defined in the Restated Certificate), the holders of shares of Series C Preferred Stock and Series B-1 Preferred Stock (the “Senior Preferred Series”) will be entitled to be paid out of the assets of the company available for distribution to its stockholders at the same time as the Series D Preferred Stock and before any payment will be made to the holders of Series B Preferred Stock, Series A Preferred Stock, Series Seed Preferred Stock or Common Stock, and on pari passu basis, an amount per share equal to the greater of

•	one and one-half times the applicable Original Issue Price for the corresponding series of such Senior Preferred Series, plus any dividends declared but unpaid on such series, or

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•	such amount per share as would have been payable had all shares of the Senior Preferred Series been converted into Common Stock in accordance with their terms immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the “Senior Preferred Series Liquidation Amount”).

If upon any such liquidation, dissolution or winding up or Deemed Liquidation Event, the assets of the company available for distribution to its stockholders is insufficient to pay the holders of shares of the Senior Preferred Series the full amount to which they are entitled, the holders of shares of the Senior Preferred Series will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Series Seed, Series A and Series B-1. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event, after the payment of the amounts required to be paid to the Series D Preferred Stock and Senior Preferred Series, the holders of shares of Series Seed Preferred Stock, Series A Preferred Stock and Series B-1 Preferred Stock (the “Junior Preferred Series”) will be entitled to be paid out of the assets of the company available for distribution to its stockholders before any payment will be made to the holders of Common Stock, and on pari passu basis, an amount per share equal to the greater of

•	one times the applicable Original Issue Price for the corresponding series of such Junior Preferred Series, plus any dividends declared but unpaid on such series, or
•	such amount per share as would have been payable had all shares of the Junior Preferred Series been converted into Common Stock in accordance with their terms immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the “Junior Preferred Series Liquidation Amount”).

If upon any such liquidation, dissolution or winding up or Deemed Liquidation Event, the assets of the company available for distribution to its stockholders is insufficient to pay the holders of shares of the Junior Preferred Series the full amount to which they are entitled, the holders of shares of the Junior Preferred Series will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

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Anti-Dilution Rights

Holders of Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the Conversion Price of a series of Preferred Stock then in effect, the Conversion Price of the affected series of Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Restated Certificate.

Common Stock

General

The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Preferred Stock simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Preferred Stock, as detailed in the Restated Certificate. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of the company’s common stock is entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, but excluding matters that relate solely to the terms of a series of preferred stock. The holders of the shares of Common Stock, exclusively and as a separate class, are entitled to elect two directors. See “Directors, Executive Officers and Significant Employees – Composition of Board of Directors.”

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company or Deemed Liquidation Event, the holders of common stock are entitled to share pro rate in the remaining assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of all shares of the outstanding Preferred Stock in accordance with the liquidation stack provided for in the Restated Certificate.

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Rights and Preferences

Holders of the company’s common stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company’s common stock.

Investment Agreements

The existing holders of the company’s capital stock are parties to three agreements that further define the rights of security holders, the Voting Agreement, the ROFR/Co-Sale Agreement and the Investors’ Rights Agreement. These agreements will be amended and restated in connection with this offering. The forms of the agreements are filed as exhibits 3.1, 3.2 and 3.3, respectively, to the Offering Statement of which this Offering Circular is a part and will become effective immediately prior to the initial closing of this offering. Investors in this offering will be required to become parties to the Voting Agreement, the Investors’ Rights Agreement and the ROFR/Co-Sale Agreement. By executing the subscription agreement, you will be agreeing to be bound by the terms of those agreements.

Voting Agreement

The company proposes to enter into a Fifth Amended and Restated Voting Agreement (the “Voting Agreement”) with investors in this offering and with certain investors in its Common Stock and Preferred Stock and the Key Holders of the company. The parties to the Voting Agreement agree to vote their shares to achieve the structure of the Board of Directors as set forth in the agreement and as set forth in the certificate of incorporation. See “Directors, Executive Officers and Significant Employees – Composition of Board of Directors.” The agreement also grants the parties a drag-along right to sell their shares in the event that holders of majority of the shares of Common Stock on an as-converted basis approve a sale of more than 50% of the outstanding voting power of the company, subject to certain terms and conditions of the Voting Agreement.  If a stockholder vote is required for any such sale, parties to the agreement are obligated to vote their shares in favor of the sale. In the event that a party to the agreement fails to vote its shares to achieve the Board structure, to increase the number of authorized shares of Common Stock or in accordance with the drag-along provisions, the agreement grants an irrevocable proxy to the President of the company, to vote those shares as prescribed in the agreement.

The Key Holders are defined as Alexander Oxman, Geoff McFarlane, McFarlane Family Trust, Michael Greenlee and Siemer Ventures II, LP.

Subsequent transfers. Transferees of parties to the Voting Agreement, including transferees of investors in this offering, will be required to become parties to the agreement.

Right of First Refusal and Co-Sale Agreement

The company proposes to enter into a Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement with investors in this offering and certain investors in its Common Stock and Preferred Stock and the Key Holders of the company. In the event that a party to the agreement (other than a Major Investor) proposes to assign, sell, offer to sell, pledge, mortgage, hypothecate, encumber, dispose of or otherwise transfer the party’s shares of capital stock (subject to certain exceptions, including for estate planning purposes), the company has a right of first refusal to purchase all or a portion of the those shares on the same terms as those for the proposed transfer (the “Right of First Refusal”).

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In the event the company does not elect to purchase any or all of the shares that are the subject of the Right of First Refusal, each Major Investor has the right to purchase all or a portion of those shares on the same terms as those subject to the proposed transfer (the “Secondary Refusal Rights”). If the Right of First Refusal and the Secondary Refusal Rights have been exercised for some but not all of the shares subject to the proposed transfer, the company must offer those undersubscribed shares to those Major Investors who fully exercised their Secondary Refusal Rights. Any shares not purchased upon exercise of the Right of First Refusal or the Secondary Refusal Rights or in the undersubscription process may then be transferred to the proposed purchaser. In the event that such proposed transfer to a third party does take place, the agreement grants the Major Investors a co-sale right to participate in the transfer on the same terms as the selling party.

Major Investors are defined as Pacific Continental Insurance Co., Shining Capital, Bessemer, CrossCut Ventures, Kukac Limited and Cool Japan Fund. Investors in this offering who invest more than $250,000 in the Series D Preferred Stock will become Major Investors under the agreement.

Subsequent transfers. Transferees of parties to the Right of First Refusal and Co-Sale Agreement, including transferees of investors in this offering, will be required to become parties to the agreement.

Investors’ Rights Agreement

The company proposes to enter into a Fifth Amended and Restated Investors’ Rights Agreement with investors in this offering and certain investors in its Common Stock and Preferred Stock.

Registration rights. Parties to the agreement have the right to require the company to register the offer and sale of their shares. The holders of at least 40% of the registrable securities outstanding if the aggregate offering price, net of selling expenses, is anticipated to exceed $15 million have the right to demand that the company use its best efforts to file a registration statement for the registration of the offer and sale of shares of registrable securities, subject to specified conditions and limitations. This threshold is lower for requests for follow-on offerings. In addition, if the company proposes to register the offer and sale of any securities under the Securities Act either for its own account or for the account of other stockholders, parties to the agreement will have the right, subject to certain exceptions, to include their shares in the registration statement. These registration rights are subject to specified conditions and limitations, including in the case of an underwritten offering, the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. The company is obligated to pay all expenses relating to any such demand registrations and piggyback registrations, other than underwriting discounts and selling commissions. The registration rights terminate upon the earliest of (a) the closing of a deemed liquidation event, as such term is defined in the certificate of incorporation; and (b) the fifth anniversary of an initial public offering.

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Dilution protection for other stockholders. Major Investors who are parties to the existing agreement and to the proposed agreement have protection from dilution. Major Investors are granted a right of first offer, as a form of protection from dilution. We have granted the Major Investors, so long as each of them, together with their affiliates, continues to hold at least 50% of the shares of Preferred Stock held by such investors as of July 17, 2017, prior to offering or selling any equity, and on a pre-stock split basis, the right of first offer to purchase shares of the new securities we may propose to sell after the date of that agreement. When we propose to undertake an issuance of new securities, such as the Series D Preferred Stock in this offering, we must give each Major Investor written notice describing the type of new security, the price and the general terms. Each Major Investor will have 20 days after the notice is mailed or delivered to agree to purchase their pro rata share of the new securities. If a Major Investor does not exercise their right of first refusal within the twenty-day period, we have 90 days to sell or enter into an agreement to sell that portion of new securities before the right resets. Alternatively, we may request that each Major Investor waive their right of first offer. For this offering, we have received such a waiver from each Major Investor. The right of first offer in the agreement will end if we make an initial public offering.

Information rights and company obligations. Major Investors and Series D Significant Investors have information and inspection rights that entitle them, among other things, to receive financial statements on a monthly and a quarterly basis and to inspect the company’s books and records. Recipients of information under the agreement will be in possession of material non-public information for certain periods of time and will not be able transfer their securities while in possession of such information until such information becomes public or non-material. The company will notify Major Investors and Series D Significant Investors and the company’s transfer agent of the periods when they will be able to transfer their securities. The company also agrees to maintain directors and officers liability insurance, to require all employees execute employment agreements, to require all future recipients of employee stock or options to execute restricted stock agreements, and to seek approval of the Board of Directors for certain corporate actions.

Investors in this offering who invest more than $250,000 in the Series D Preferred Stock will become Major Investors under the agreement and investors in this offering who invest more than $50,000, but less than $250,000 will become Series D Significant Investors under the agreement.

Subsequent transfers. Transferees of parties to the Investors’ Rights Agreement, including transferees of investors in this offering, will be required to become parties to the agreement.

Optional Redemption for Disqualifying Event

The subscription agreement that investors in this offering will execute grants the company an option to redeem all or a portion of the investor’s shares of Series D Preferred Stock if the company determines that an investor’s continued ownership interest would jeopardize the company’s licenses or its compliance with state or federal alcoholic beverage laws, including but not limited to, the tied-house laws. Investors will also agree that any transferees of their shares will agree to a similar redemption provision.

Restrictions on Transfer

Under the engagement letter with SI Securities, LLC in connection with this offering, the company has agreed to provide quarterly updates to SI Securities, LLC and all investors in this offering. Such updates may include information that is material non-public information, including information regarding the company’s net revenues, net income or losses and cash on hand. Investors who receive this information will not be able to transfer their securities while in possession of such information until such information becomes public or non-material. In addition, as discussed above under “—Investors’ Rights Agreement -- Information rights and company obligations,” Major Investors and Significant Series D Investors will receive material non-public information at other times that will also result in those investors being restricted. The company will notify investors, Major Investors, Series D Significant Investors and the company’s transfer agent of the periods when they will be able to transfer their securities. These periods will differ, based on the type and frequency of information shared.

In addition, the Investors’ Rights Agreement contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the date of the final prospectus relating to the initial public offering (“IPO”) of the company and ending on the date specified by the company and the managing underwriter of the IPO, investors agree not to transfer any shares of Common Stock, or securities convertible or exercisable or exchangeable for Common Stock (which includes the Series D Preferred Stock) without the prior written consent of the managing underwriter. The market stand-off will not apply if the investor sells any shares in an underwritten offering. The provision will only if the all of the officers and directos are subject to the same restrictions and the company uses reasonable efforts to obtain a similar agreement from all stockholders that individually own more than 1% of the company’s outstanding Common Stock. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

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PLAN OF DISTRIBUTION

The company is offering a minimum of 1,237,974 and up to 10,611,205 shares of Series D Preferred Stock, as described in this Offering Circular. The company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Per
Share
Public offering price	$1.4136
Placement agent commissions	$0.09895
Proceeds, before expenses, to us	$1.3147

Other Terms

Except as set forth above, the company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the company after this offering, the company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering.  SI Securities, LLC will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our shares. This fee will be refunded in the event the company does not reach its minimum fundraising goal. In addition, SI Securities, LLC may engage selling agents in connection with the offering to assist with the placement of securities.

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Selling Securityholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Transfer Agent and Registrar

EShares, Inc, dba Carta, Inc., will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

Investors’ Tender of Funds

After the Commission has qualified the Offering Statement, the company will accept tenders of funds to purchase the Series D Preferred Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Investors may subscribe by tendering funds via debit card, wire or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event we have not sold the minimum amount of shares by the date that is one year from the qualification of this offering with the Commission, or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the company for its use.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, Voting Agreement, ROFR and Co-Sale Agreement, and any other relevant exhibit attached thereto.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales, funds raised in any offerings from accredited investors, and funds available under its credit facilities.

Optional Redemption for Disqualifying Event

The subscription agreement that investors in this offering will execute grants the company an option to redeem all or a portion of the investor’s shares of Series D Preferred Stock if the company determines that an investor’s continued ownership interest would jeopardize the company’s licenses or its compliance with state or federal alcoholic beverage laws, including but not limited to, the tied-house laws. Investors will also agree that any transferees of their shares will agree to a similar redemption provision.

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Jury Trial Waiver

Each of the subscription agreement, the Voting Agreement, the ROFR/Co-Sale Agreement and the Investors’ Rights Agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to any of those agreements, including any claim under federal securities laws.  By signing the subscription agreement an investor will be agreeing to be bound by the terms of the other agreements and the investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision in each of these agreements, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Forum Selection Provisions

Each of the subscription agreement, the Voting Agreement, the ROFR/Co-Sale Agreement and the Investors’ Rights Agreement includes a forum selection provision that require any claims against the company based on these agreements to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreements. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which they apply and in limiting our litigation costs, to the extent they are enforceable, these forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted these provisions to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such provision in this context. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder

Restrictions on Transfer

Under the engagement letter with SI Securities, LLC in connection with this offering, the company has agreed to provide quarterly updates to SI Securities, LLC and all investors in this offering. Such updates may include information that is material non-public information, including information regarding the company’s net revenues, net income or losses and cash on hand. Investors who receive this information will not be able to transfer their securities while in possession of such information until such information becomes public or non-material. In addition, as discussed above under “Securities Being Offered—Investors’ Rights Agreement,” Major Investors and Significant Series D Investors will receive material non-public information at other times that will also result in those investors being restricted. The company will notify investors, Major Investors, Series D Significant Investors and the company’s transfer agent of the periods when they will be able to transfer their securities. These periods will differ, based on the type and frequency of information shared.

In addition, the Investors’ Rights Agreement contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the date of the final prospectus relating to the initial public offering (“IPO”) of the company and ending on the date specified by the company and the managing underwriter of the IPO, investors agree not to transfer any shares of Common Stock, or securities convertible or exercisable or exchangeable for Common Stock (which includes the Series D Preferred Stock) without the prior written consent of the managing underwriter. The market stand-off will not apply if the investor sells any shares in an underwritten offering. The provision will only if the all of the officers and directos are subject to the same restrictions and the company uses reasonable efforts to obtain a similar agreement from all stockholders that individually own more than 1% of the company’s outstanding Common Stock. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

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REWARDS

At stepped investment levels, the company plans to offer investment packages that provide various incentives. The company plans to offer the following benefits at various levels of investment:

Everybody (Under $1,500)	$1,500 Investment	$3,000 Investment	$10,000 Investment	$25,000 Investment	$100,000 Investment
6-pack of our flagship brands ($100 MSRP)	$250 in Winc Credits ($150 for subscriptions after September 30, 2019)	$600 in Winc Credits ($400 for subscriptions after September 30, 2019)	$1,800 in Winc Credits	$1,800 in Winc Credits	$1,800 in Winc Credits

“Pick Winc’s next product”. Pick the name/label. Early access to wines/events.		6-Pack of our flagship brands ($100 MSRP) ($0 for subscriptions after September 30, 2019)	12-Pack of our flagship brands ($200 MSRP)	12-Pack of our flagship brands ($200 MSRP)	12-Pack of our flagship brands ($200 MSRP)

Year-round 10% back in credit on gift cards (e.g. get $10 for gifting $100 gift card)			6 limited edition, screen-printed magnums. ($750 MSRP)	6 limited edition, screen-printed magnums. ($750 MSRP)	6 limited edition, screen-printed magnums. ($750 MSRP)

Friends and Family discount ($20 additional Winc referral credits)				Invitation to Meet the winemaker dinner. (Up to $750 of expenses covered)	Invitation to Meet the winemaker dinner. (Up to $750 of expenses covered)
All-Inclusive multi-day winemaking experience in Santa Barbara (All expenses covered)

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

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Winc, Inc. and Subsidiary

Consolidated Financial Statements

December 31, 2018, 2017 and 2016

F-1

F-2

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Winc, Inc.

We have audited the accompanying consolidated balance sheets of Winc, Inc. and Subsidiary (collectively, the “Company”) as of December 31, 2018, 2017 and 2016 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-3

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018, 2017 and 2016 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been dual dated and re-issued to include information regarding the Company’s loss per common share (as discussed in Note 14) and include expanded disclosures regarding the Company’s warrants (as discussed in Note 9) and price adjustment provisions on preferred stock (as discussed in Note 13).

SQUAR MILNER LLP

Los Angeles, California
June 24, 2019, except for additional testing and disclosures described in the paragraph above as to which the date is September 9, 2019

F-4

WINC, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2018, 2017 and 2016

	2018	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$1,903,085	$5,189,721	$2,382,267
Accounts receivable, net	1,047,049	861,946	349,856
Employee advances	108,779	47,621	58,598
Inventory, net	9,102,212	9,742,700	9,511,779
Prepaid expenses and other current assets	1,933,344	2,601,058	1,114,437
Total current assets	14,094,469	18,443,046	13,416,937

Property and Equipment, net	1,052,033	1,145,178	1,105,343
Other Assets	85,150	85,150	435,150

Total assets	$15,231,652	$19,673,374	$14,957,430

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$2,924,822	$4,071,672	$3,135,471
Accrued liabilities	1,743,026	1,867,348	1,079,930
Unearned revenue	1,462,105	1,709,589	1,456,994
Line of credit	4,405,859	7,406,667	10,050,000
Total current liabilities	10,535,812	15,055,276	15,722,395

Deferred rent	363,586	394,702	404,197
Derivative liabilities	722,587	971,976	80,030
Long term debt	4,910,000	3,910,000	–
Other liabilities	101,015	29,058	11,000
Total liabilities	16,633,000	20,361,012	16,217,622

Commitments and Contingencies (Note 10)

Stockholders’ Deficit
Common stock, $0.0001 par value, 65,000,000 shares authorized, 7,294,387, 5,631,161, 5,412,609 shares issued and outstanding at December 31, 2018, 2017 and 2016, respectively	992	976	934
Series Seed Preferred stock, $0.0001 par value, 13,296,372 shares authorized, 13,241,627 shares issued and outstanding at December 31, 2018, 2017 and 2016 (liquidation preference of $3,628,206 at December 31, 2018)	1,323	1,323	1,323
Series A Convertible preferred stock, $0.0001 par value, 8,276,928 shares authorized, issued and outstanding at December 31, 2018, 2017 and 2016 (liquidation preference of $10,006,094 at December 31, 2018)	828	828	828

(continued)

F-5	The accompanying notes are an integral part of these financial statements.

WINC, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2018, 2017 and 2016

	2018	2017	2016

LIABILITIES AND STOCKHOLDERS’ DEFICIT (continued)

Stockholders’ Deficit (continued)
Series B Preferred stock, $0.0001 par value, 13,381,711 shares authorized, 13,358,810 issued and outstanding at December 31, 2018, 2017 and 2016 (liquidation preference of $17,498,705 at December 31, 2018)	1,336	1,336	1,336
Series B-1 Preferred stock, $0.0001 par value, 9,541,985 shares authorized, 6,870,679 issued and outstanding at December 31, 2018 and 2017 (liquidation preference of $13,500,884 at December 31, 2018)	687	687	–
Treasury stock (1,350,000 at December 31, 2018, 2017, and 2016)	(7,250)	(7,250)	(7,250)
Additional paid-in capital	41,299,394	40,853,971	31,633,233
Accumulated deficit	(42,698,658)	(41,539,509)	(32,890,596)
Total stockholders’ deficit	(1,401,348)	(687,638)	(1,260,192)

Total liabilities and stockholders’ deficit	$15,231,652	$19,673,374	$14,957,430

F-6	The accompanying notes are an integral part of these financial statements.

WINC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016

NET REVENUES	$40,626,034	$36,793,528	$34,427,896

COST OF REVENUES	23,649,224	24,574,276	24,831,799

GROSS PROFIT	16,976,810	12,219,252	9,596,097

OPERATING EXPENSES
Marketing	6,297,358	5,600,093	6,303,546
Personnel	5,404,920	6,590,535	6,313,885
Production and operations	94,038	108,005	204,202
Creative development	198,042	280,544	319,276
General and administrative	5,650,423	5,707,802	4,960,176
Total operating expenses	17,644,781	18,286,979	18,101,085

LOSS FROM OPERATIONS	(667,971)	(6,067,727)	(8,504,988)

OTHER (EXPENSE) INCOME
Interest expense	(1,168,701)	(1,662,655)	(175,035)
Change in fair value of derivative	249,389	(891,946)	(18,693)
Other income (expense)	440,479	(7,514)	5,373
Total other expense, net	(478,883)	(2,562,115)	(188,355)

LOSS BEFORE INCOME TAXES	(1,146,804)	(8,629,842)	(8,693,343)

INCOME TAX EXPENSE	12,345	19,071	12,484

NET LOSS	$(1,159,149)	$(8,648,913)	$(8,705,827)

NET LOSS PER COMMON SHARE – BASIC AND DILUTED	(0.20)	(1.57)	(1.69)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC AND DILUTED	5,901,056	5,514,112	5,159,080

F-7	The accompanying notes are an integral part of these financial statements.

WINC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2018, 2017 and 2016

	Common Stock		Series Seed Preferred Stock		Series A Convertible Preferred		Series B Preferred Stock		Series B-1 Preferred Stock		Treasury Stock
	Number of Outstanding Shares	Amount	Number of Outstanding Shares	Amount	Number of Outstanding Shares	Amount	Number of Outstanding Shares	Amount	Number of Outstanding Shares	Amount	Number of Outstanding Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance – January 1, 2016	5,116,410	$895	13,241,627	$1,323	8,276,928	$828	13,358,810	$1,336	–	$–	(1,250,000)	$(1,250)	$31,404,774	$(24,184,769)	$7,223,137
Repurchase of common stock	(100,000)	–	–	–	–	–	–	–	–	–	(100,000)	(6,000)	(44,000)	–	(50,000)
Issuance of common stock	36,000	4	–	–	–	–	–	–	–	–	–	–	17,996	–	18,000
Common stock options exercised	360,199	35	–	–	–	–	–	–	–	–	–	–	23,241	–	23,276
Stock-based Compensation	–	–	–	–	–	–	–	–	–	–	–	–	231,222	–	231,222
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	–	(8,705,827)	(8,705,827)

Balance – December 31, 2016	5,412,609	934	13,241,627	1,323	8,276,928	828	13,358,810	1,336	–	–	(1,350,000)	(7,250)	31,633,233	(32,890,596)	(1,260,192)
Common stock options exercised	218,552	42	–	–	–	–	–	–	–	–	–	–	26,825	–	26,867
Stock-based Compensation	–	–	–	–	–	–	–	–	–	–	–	–	227,613	–	227,613
Issuance of preferred stock, series B-1, net of issuance costs	–	–	–	–	–	–	–	–	6,870,679	687	–	–	8,966,300	–	8,966,987
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	–	(8,648,913)	(8,648,913)

Balance – December 31, 2017	5,631,161	976	13,241,627	1,323	8,276,928	828	13,358,810	1,336	6,870,679	687	(1,350,000)	(7,250)	40,853,971	(41,539,509)	(687,638)
Common stock options exercised	1,663,226	16	–	–	–	–	–	–	–	–	–	–	126,234	–	126,250
Stock-based Compensation	–	–	–	–	–	–	–	–	–	–	–	–	319,189	–	319,189
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	–	(1,159,149)	(1,159,149)

Balance – December 31, 2018	7,294,387	$992	13,241,627	$1,323	8,276,928	$828	13,358,810	$1,336	6,870,679	$687	(1,350,000)	$(7,250)	$41,299,394	$(42,698,658)	$(1,401,348)

F-8	The accompanying notes are an integral part of these financial statements.

WINC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,159,149)	$(8,648,913)	$(8,705,827)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	605,325	515,898	301,989
Amortization of debt issuance costs	–	1,667	–
Stock-based compensation	319,189	227,613	231,222
Change in fair value of derivative	(249,389)	891,946	18,693
Changes in operating assets and liabilities:
Accounts receivable	(185,103)	(512,090)	(255,991)
Inventory	640,488	(230,921)	(1,605,465)
Prepaid and other current and non-current assets	667,714	(1,136,621)	(550,326)
Accounts payable	(1,146,850)	936,201	(105,114)
Accrued liabilities	(125,130)	787,418	(1,039,317)
Unearned revenue	(247,484)	252,595	51,054
Deferred rent	(31,116)	(9,495)	164,278
Other long-term liabilities	71,957	18,058	–
Net cash used in operating activities	(839,548)	(6,906,644)	(11,494,804)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(512,180)	(555,733)	(603,369)
(Loans to) payments received on employee advances	(61,158)	10,977	(20,957)
Net cash used in investing activities	(573,338)	(544,756)	(624,326)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	–	–	18,000
Proceeds from exercise of employee stock options	126,250	26,867	23,276
Payments made to repurchase common stock	–	–	(50,000)
(Payments) borrowings on line of credit, net	(3,000,000)	(2,625,000)	10,050,000
Borrowings on notes payable	1,000,000	2,500,000	–
Payments on notes payable	–	(2,500,000)	–
Borrowings on term loans	–	4,000,000	–
Deferred financing costs	–	(110,000)	–
Proceeds from issuance of preferred stock, net of issuance costs	–	8,966,987	–
Net cash (used in) provided by financing activities	(1,873,750)	10,258,854	10,041,276

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,286,636)	2,807,454	(2,077,854)

CASH AND CASH EQUIVALENTS – beginning of year	5,189,721	2,382,267	4,460,121

CASH AND CASH EQUIVALENTS – end of year	$1,903,085	$5,189,721	$2,382,267

(continued)

F-9	The accompanying notes are an integral part of these financial statements.

WINC, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Income taxes	$–	$–	$726
Interest	$1,168,701	$1,662,655	$175,035

F-10	The accompanying notes are an integral part of these financial statements.

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

1.	DESCRIPTION OF BUSINESS

Winc, Inc. (the “Company” or “Winc”) is a Delaware Corporation, which was incorporated on August 11, 2011. The Company offers personalized consumer recommendations, delivering a shipment of wine per month for a monthly fee. The Company’s team of curators selects wine and present new offerings to customers each month. The Company has a direct-to-consumer model, which involves the Company bottling, labeling and distributing wine under its own winery license.

The Company sources from vineyards and works with winemakers and ships all wine, domestic and international, in bulk containers to a centralized winemaking and bottling facility on California’s Central Coast.

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the assets, liabilities, and financial activities of the Company and its subsidiary, BWSC, LLC. All significant intercompany transactions have been eliminated.

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who is responsible for their integrity and objectivity. Management believes that these accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Liquidity Matters

The Company has incurred losses, has negative cash flows from operations and has an accumulated deficit of approximately $42.7 million at December 31, 2018. Through 2018, the Company has been dependent on debt and equity financings to fund its operations.

The Company’s management believes it will continue to obtain third party financing to support future operations until the Company itself achieves profitability on a stand-alone basis. However, there can be no assurance that projected revenue growth and improvement in operating results will occur or that the Company will successfully implement its plans. In the event cash flow from operations and borrowings from affiliates is not sufficient, additional sources of financing will be required in order to maintain the Company’s current operations. In April 2019, the Company issued an aggregate 8,209,586 of shares of Series C preferred stock at $1.218088 per share for total proceeds of $10,000,000, as discussed in Note 17.

Whereas management believes it will have access to other financing sources, no assurance can be given that such additional sources of financing will be available on acceptable terms, on a timely basis or at all.

F-11

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Significant estimates are made in relation to depreciation and amortization of property and equipment, allowance for sales returns, inventory reserves, derivative liabilities, and stock-based compensation. Actual results may differ materially from these estimates.

Cash and Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less from the date of purchase.

Accounts Receivable, net

Accounts receivable are recorded when earned and are presented in the accompanying consolidated balance sheet net of allowance for sales returns. The Company utilizes the allowance method for sales returns based upon historical experience. As of December 31, 2018, 2017 and 2016, total allowance for sales return amounted to $79,305, $76,942 and $66,498, respectively.

Inventory

Inventory consists primarily of finished products (ready for sale), boxes/packaging, and raw materials (juice, wine, bottles, labels, etc.) and all inventories are stated at the lower of cost or net realizable value, using the first-in, first-out method. All inventories are classified as current assets in accordance with recognized industry practice, although a portion of such inventories will be aged for periods longer than one year. The Company periodically reviews inventory for obsolete, spoiled, and slow moving items based on prior sales, forecasted demand, and historical experience, and as of December 31, 2018, 2017 and 2016, management of the Company concluded no allowance was required. Inventory is however, reduced for estimated losses related to shrinkage. The Company’s shrink estimate is based on historical losses verified by physical inventory counts.

As of December 31, 2018, 2017 and 2016, shrinkage allowance amounted to $100,198, $234,896 and $279,389, respectively. Management of the Company believes the total allowance to be adequate.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of the lease term or the estimate useful lives of the assets. The following table presents the estimated useful lives by asset category:

F-12

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment (continued)

Category	Useful Life
Machinery and equipment	5 to 10 years
Computers and server equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	1 – 3 years
Purchased software and licenses	5 years
Capitalized software	3 years
Website development	1 year

Expenditures associated with upgrades and enhancements that improve, add functionality, or otherwise extend the life of property and equipment are capitalized, while expenditures that do not, such as repairs and maintenance, are expensed as incurred. For the year ended December 31, 2018, 2017 and 2016, total repairs and maintenance amounted to $3,129, $9,158 and $6,959, respectively.

Deferred Rent

Rent expense is recorded on a straight-line basis over the lease term. Deferred rent is the difference between rent payments and rent expense in any period and is recorded as a liability in the consolidated balance sheet and then amortized as a reduction of rent over the term of the lease in accordance with Accounting Standards Codification (“ASC”) 840, Leases.

Derivative Liabilities

The Company accounts for its warrants issued in accordance with ASC 815, Derivatives and Hedging, which requires every derivative instrument within its scope to be recorded on the balance sheet as either an asset or liability measured at its fair value, with changes in fair value recognized in earnings. Based on this guidance, the Company determined that the Company’s warrants do not meet the criteria for classification as equity.

Accordingly, the Company classified the warrants as liabilities. The warrants are subject to re-measurement at each balance sheet date from issuance and any change in fair value is recognized as a component of other expense. For the year’s ended December 31, 2018, 2017 and 2016, total change in fair value amounted to $249,389, $891,946 and $18,693, respectively. See Note 9 for description of warrant liabilities and its valuation.

F-13

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition and Promotional Credit Liability

The Company recognizes revenue when persuasive evidence of a sales arrangement exists, price is fixed or determinable, collectability is reasonably assured and delivery has occurred or services have been rendered.

The Company primarily derives its revenue from monthly fees from customers and through the sale of wine. The fees from customers are recognized on a month-to-month basis upon shipment of the product.

With respect to gift cards and promotional sales, they are recorded as unearned revenue when sold and recognized as revenue when: (1) redeemed by the guest or (b) the likelihood of being redeemed by the guest is remote (breakage). The Company has determined that there is no legal obligation to remit the value of the unredeemed gift cards under applicable state unclaimed property escheat statutes in any states in which the Company operates. Breakage is determined upon historical redemption patterns of the Company’s gift cards and promotional sales. Management is currently evaluating the impact of revenue recognition over time in proportion to actual redemptions on the Company’s financial position, results of operations or cash flows. Unearned revenue on gift cards, credits and promotional sales amounted to $1,462,105, $1,709,589 and $1,456,994 at December 31, 2018, 2017 and 2016, respectively.

Advertising Costs

Advertising costs are expensed in the period incurred and aggregated $5,355,275, $4,813,214, and $4,991,125 for the years ended December 31, 2018, 2017 and 2016, respectively, and are included in marketing expenses in the accompanying consolidated statements of operations.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements in accordance with ASC 718, Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors based on the grant date fair values of the awards. The Company estimates the fair value of stock-based payment awards on the grant-date using Black-Scholes option-pricing.

Compensation expense for non-employee stock-based awards is recognized in accordance with ASC 505-50, Equity Based Payments to Non-Employees. ASC 505-50, stock option awards issued to non-employees are accounted for at fair value using the Black-Scholes option pricing model. Management believes that the fair value of the stock options is more reliably measured than the fair value of services received. The Company records compensation expense based on the then-current fair values of the stock options at each financial reporting date. Compensation recorded during the service period is adjusted in subsequent periods for changes in the stock options’ fair value until the earlier of the date at which the non-employee’s performance is complete or a performance commitment is reached, which is generally when the stock vests.

F-14

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation (continued)

Compensation expense totaled $319,189, $227,613 and $231,222 for the years ended December 31, 2018, 2017 and 2016, respectively.

Income Taxes

The Company provides for income taxes using the asset and liability method. Deferred income taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted statutory tax rates in effect for years in which differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to reflect uncertainty associated with their ultimate realization. The Company’s net deferred tax assets have a full valuation allowance against them due to such uncertainty.

The Company evaluates its tax positions in a two-step process. First, the Company determines whether it is more likely than not that a tax position will be sustained upon examination by the taxing authorities. If a tax position meets the more-likely-than-not recognition threshold it is then measured to determine the amount of benefit to recognize in the consolidated financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company currently does not have any unrecognized tax benefits.

The Company initially recognizes a tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

The Company’s policy is to recognize both interest and penalties related to unrecognized benefits in income tax expense. Interest and penalties on unrecognized tax benefits expected to result in payment of cash within one year are classified as accrued liabilities, while those expected beyond one year are classified as other liabilities. The Company has not recorded any interest or penalties since inception.

As the determination of whether a tax position is greater than 50% likely of being realized and the related largest amount of benefit is subjective, it is possible that outside tax professionals or the taxing authority could conclude that the amounts recognized or disclosed in our consolidated financial statements would differ from amounts the Company’s management believes are applicable.

F-15

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, employee advances, prepaid and other current assets, accounts payable, accrued liabilities, derivative liabilities, line of credit, notes payable and unearned revenues. The Company believes that the fair value of these financial instruments approximates their carrying amounts based on current market indicators, such as prevailing market rates and the short-term maturities of certain financial instruments.

The Company measures the fair value of financial assets and liabilities recorded at fair value based on the guidance of ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to expand disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company did not have any assets or liabilities that were measured at fair value on a recurring or nonrecurring basis during the years ended December 31, 2018, 2017 and 2016, except for warrant liabilities which is measured using Level 3. There was no transfer between levels during the year ended December 31, 2018, 2017 and 2016.

Internally Developed Software Costs

Computer software development costs are expensed as incurred, except for internal use software or website development costs that qualify for capitalization as described below, and include compensation and related expenses, costs of computer hardware and software, and costs incurred in developing features and functionality.

F-16

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Internally Developed Software Costs (continued)

For computer software developed or obtained for internal use, costs that are incurred in the preliminary project and post implementation stages of software development are expensed as incurred. Costs incurred during the application and development stage are capitalized. Capitalized costs are amortized using the straight-line method over a three year estimated useful life, beginning in the period in which the software is available for use. Capitalized software development costs, net of accumulated amortization, totaled $681,207, $603,435 and $347,868 as of December 31, 2018, 2017 and 2016, respectively. Amortization of software costs was $365,325, $268,403 and $47,839 for the years ended December 31, 2018, 2017 and 2016.

Recent Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. This guidance supersedes the revenue recognition requirements of Topic 605, including most industry-specific revenue recognition guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which amended ASU 2014-09 to defer the effective date for implementation for nonpublic entities to fiscal years beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. While early application of this guidance is permitted, application can only be done in accordance with the guidance. The Company is currently evaluating the impact of the future adoption of this guidance on the Company’s consolidated financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases. This update requires lessees to recognize at the lease commencement date a lease liability which is the lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessees will no longer be provided with a source of off-balance sheet financing. This update is effective for financial statements issued for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Applying a full retrospective approach is not allowed. Management is currently evaluating the impact of the future adoption of this guidance on the Company’s consolidated financial position, results of operations or cash flows.

F-17

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Standards

In March 2016, the FASB issued ASU 2016-04, Liabilities - Extinguishment of Liabilities (Subtopic 405-20): Recognition of Breakage for Certain Prepaid Stored-Value Products. The amendment clarifies when it is acceptable to recognize the unredeemed portion of prepaid gift cards into income, and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. Management is currently evaluating the impact of the future adoption of this guidance on the Company’s consolidated financial position, results of operations or cash flows.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This amendment is intended to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the consolidated statement of cash flows. The amendment is effective for annual periods beginning after December 15, 2016, and interim periods therein. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

3.	INVENTORY

Inventory consists of the following as of December 31, 2018, 2017 and 2016:

	2018	2017	2016
Raw materials	$4,590,574	$4,667,139	$4,959,363
Finished goods	4,346,593	5,042,899	4,450,484
Packaging	265,243	267,558	381,321
	9,202,410	9,977,596	9,791,168
Less: valuation allowance	(100,198)	(234,896)	(279,389)
	$9,102,212	$9,742,700	$9,511,779

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following as of December 31, 2018, 2017 and 2016:

	2018	2017	2016
Prepaid wine crushing services	$743,243	$1,100,847	$568,986
Prepaid wine services	614,689	922,614	–
Prepaid other	186,171	162,023	162,785
Prepaid software licenses	119,307	141,641	144,875
Prepaid insurance and benefits	134,643	119,913	119,463
Deposits	–	100,000	–
Prepaid marketing	135,291	54,020	33,455
Prepaid rent	–	–	84,873
	$1,933,344	$2,601,058	$1,114,437

F-18

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

5.	PROPERTY AND EQUIPMENT, net

Property and equipment, net consists of the following as of December 31, 2018, 2017 and 2016:

	2018	2017	2016

Computers and server equipment	$116,867	$106,266	$100,936
Purchased software and licenses	132,048	132,048	132,048
Furniture and fixtures	559,327	564,322	561,226
Leasehold improvements	208,050	287,219	273,991
Machinery and equipment	299,069	190,194	187,420
Website development	167,718	167,718	160,718
Software	1,362,775	919,678	395,707
Other	37,190	–	–
	2,883,044	2,367,445	1,812,046
Less: accumulated depreciation and amortization	(1,831,011)	(1,222,267)	(706,703)
	$1,052,033	$1,145,178	$1,105,343

Depreciation and amortization expense totaled $605,325, $515,898 and $301,989 during the years ended December 31, 2018, 2017 and 2016, respectively.

6.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31, 2018, 2017 and 2016:

	2018	2017	2016

Inventory received not billed	$684,247	$551,971	$418,473
Alcohol and Tobacco tax	80,866	7,566	14,764
Accrued shipping	318,661	512,399	212,637
Accrued production costs	–	96,600	96,600
Accrued payroll liabilities	478,175	150,135	15,183
Other	181,077	548,677	322,273
	$1,743,026	$1,867,348	$1,079,930

7.	DEBT

In connection with an amendment that took place in March 2015, the Company granted warrants to Square 1 Bank to purchase shares of Company’s Series B Preferred Stock. See Note 9 for description of warrant liability and its valuation.

F-19

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

7.	DEBT (continued)

In October 2015, the Company entered into a Loan and Security Agreement with Western Alliance Bank for a revolving line of credit of up to $12,000,000. The line of credit was amended during 2017 to extend the maturity to November 2018 and reduce the credit line to $8,000,000. In November 2018, the Company amended the line of credit extending the maturity date to November 30, 2019. At December 31, 2018, the revolving line of credit bears an interest at a variable annual rate equal to 2% plus the Prime Rate (7.5% at December 31, 2018). The balance at December 31, 2018, 2017 and 2016 was $4,405,859, $7,406,667, and $10,050,000, respectively. The Company was in compliance with the covenants as of December 31, 2018.

The line of credit includes an inventory advance in the aggregate amount of $2,000,000 and accrues interest from the date of each inventory advance. Amounts borrowed must be repaid prior to or at maturity date.

In January and March 2017, the Company entered into two separate Note Payable Agreements for $1,500,000 and $1,000,000 with Super G Capital, LLC. The notes payable bear an interest rate of 36% per annum were both drawn and fully paid within 2017.

In December 2017, the Company entered into a Loan and Security Agreement with Multiplier Capital for a term loan of $5,000,000, of which $4,000,000 was disbursed in 2017, and the second disbursement of $1,000,000 was made to the Company in January 2018. The loan has a maturity date of June 2022 and bears an interest at a variable annual rate equal to the greater of 6.25% above the Prime Rate (11.75% at December 31, 2018) with a minimum interest rate of 11.5% per annum and a maximum interest rate of 14%. The balance at December 31, 2018, net of debt issuance costs, was $4,910,000.

In connection with the Loan and Security Agreement, the Company granted Multiplier Capital warrants to purchase shares of Company’s Series B-1 Preferred Stock. See Note 9 for description of warrant liability and its valuation.

Interest expense on the Company’s line of credit and note payable agreements for the year ended December 31, 2018, 2017 and 2016 totaled $1,168,701, $1,662,655 and $175,035, respectively.

8.	EMPLOYEE ADVANCES

During the years ended December 31, 2018, 2017 and 2016, the Company collected $0, $10,977 and $0, respectively, of receivables from employees. During the years ended December 31, 2018, 2017 and 2016, the Company advanced $61,158, $0 and $20,957, respectively, to employees. The receivables are presented as employee advances in the accompanying consolidated balance sheets.

9.	DERIVATIVE LIABILITIES

In connection with the Loan and Security Agreement entered in July 2013, the Company issued a warrant to Square 1 Bank to purchase 54,745 shares of the Company’s Series Seed Preferred shares at an initial exercise price of $0.2740 per share. The warrant expires in July 2023.

F-20

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

9.	DERIVATIVE LIABILITIES (continued)

In connection with the Fourth Amendment to Loan and Security Agreement entered in June 2015, the Company issued a second warrant to Square 1 Bank to purchase 22,901 shares of the Company’s Series B Preferred Stock at an initial exercise price of $1.30997 per share. The warrant expires in March 2025. Square 1 Bank was merged with Pacific Western Bank in October 2015.

In connection with the Loan and Security Agreement entered in December 2017, the Company issued warrants to Multiplier Capital to purchase 859,644 shares of the Company’s Series B-1 Preferred shares at an initial exercise price of $1.31 per share. The warrant expires in December 2027.

The Company has classified the warrants as liabilities due to certain conversion right provisions and the holders’ ability to exercise the warrants at any time before the expiration date, and has accounted for them as derivative instruments in accordance with ASC 815, adjusting the fair value at the end of each reporting period.

The warrant agreements state that the holder may exercise the warrants by delivering the warrant and an executed Notice of Exercise to the principal office of the Company. Unless the holder is converting the warrant to the Series Seed, Series B or Series B-1 preferred stock, the holder shall deliver to the Company a check for the aggregate warrant price for the shares being purchased. This provision in the agreement indicates that the warrant contains a net share or net cash settlement provision, one of the criterions described in ASC 815-10-15-99. Net settlement provisions are a key concept in the definition of a derivative.

The warrants all have similar conversion rights which allow the holder to convert the warrants into a number of shares of the Company based on a formula related to the fair market value of the Company’s underlying stock. The conversion terms include that the holder may from time to time convert the warrant, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate warrant price of such shares by (b) the fair market value of one share. This provision represents an underlying, which is defined as a variable that along with either a notional amount or a payment provision, and determines the settlement amount of a derivative instrument. In the case of the Company, this is the Company’s underlying stock.  An underlying is another criterion described in ASC 815-10-15-83 that is used when determining whether a warrant qualifies for derivative accounting. In addition, the formula described in (a) is based on the fair value at the time of exercise, which indicates that the warrants represent an obligation that the issuer may settle by issuing a variable number of its equity shares that, at inception, the monetary value of the obligation was a fixed monetary amount.

The provisions described above in the respective warrant agreements resulted in the Company’s determination that the warrants were within the scope of ASC 815 and as such, are classified as derivative liabilities on the Company’s consolidated balance sheets.

The valuation of the warrants was determined using the Black Scholes option pricing model.  The model uses inputs such as the underlying price of the shares issued at the measurement date, volatility, risk free interest rate and expected life of the instrument. Additionally, the Company has determined that the warrant derivative liability should be classified within Level 3 of the fair-value hierarchy by evaluating each input for the pricing model against the fair-value hierarchy criteria and using the lowest level of input as the basis for the fair-value classification as called for in ASC 820. The inputs include the price of the Company’s stock on the day of evaluation, the exercise price of the warrants, the remaining term of the warrants, the volatility of the Company’s stock over that term, the annual rate of dividends, and the riskless rate of return.  Of those inputs, the lowest level inputs are Level 3 inputs, and therefore the Company determined the warrant derivative liability is most appropriately classified within Level 3 of the fair value hierarchy. At December 31, 2018, 2017 and 2016, the Company estimated the fair value of warrants using Black-Scholes option pricing model and estimated the liabilities to be $722,587, $971,976 and $80,030 at December 31, 2018, 2017 and 2016, respectively. For the years ended December 31, 2018, 2017 and 2016, the Company recorded changes in fair value of the warrants of $249,389, ($891,946), and ($18,693), respectively, in other income (expense) on the accompanying consolidated statements of operations.

Following is a summary of key weighted average valuation assumptions used for the warrants during the year December 31, 2018, 2017 and 2016:

	2018	2017	2016
Risk free interest rates	2.63%	2.20%	1.60%
Expected lives (in years)	8.67	9.67	7.09
Dividend yield	–	–	–
Expected volatility	55.00%	74.90%	56.74%

F-21

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

10.	COMMITMENTS AND CONTINGENCIES

Operating Leases

At December 31, 2018, the Company had two non-cancelable operating leases for its various facilities. Minimum future rental commitments under non-cancelable operating leases, primarily for equipment and office facilities at December 31, 2018, are as follows:

Years ending December 31
2019	$1,019,097
2020	1,049,961
2021	1,080,720
2022	1,069,044
2023	27,708
Total	$4,246,530

The Company is also party to two non-cancelable sublease agreements. Minimum future rental income under the non-cancelable operating leases, primarily office facilities at December 31, 2018, are as follows:

Years ending December 31
2019	$579,318
2020	394,000
2021	265,708
2022	298,691
2023	50,025
Total	$1,587,742

F-22

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

10.	COMMITMENTS AND CONTINGENCIES (continued)

Operating Leases (continued)

Rent expense was $1,066,335, $1,061,863 and $955,701 for the years ended December 31, 2018, 2017 and 2016, respectively, and is included in general and administrative expenses on the accompanying consolidated statements of operations. Included in other income (expense) on the accompanying consolidated statements of operations for the years ended December 31, 2018, 2017 and 2016 are rental income from sublease agreements of $527,224, $256,177 and $0 for the years ended December 31, 2018, 2017 and 2016, respectively.

Legal

The Company is involved, from time to time, in disputes that are incidental to its business. Management has reviewed these matters to determine if reserves are required for losses that are probable to materialize and reasonable to estimate in accordance with the authoritative guidance on accounting for contingencies. Management evaluates such reserves, if any, based upon several criteria including the merits of each claim, settlements discussions and outside legal counsel, as well as indemnification of amounts expended by the Company’s insurers or others, if any.

In management’s opinion, none of these legal matters, individually or in the aggregate, are likely to have a material adverse effect on the Company’s combined financial position or results of operations.

11.	STOCK-BASED COMPENSATION

All employees are eligible to be granted options to purchase common stock under the Company’s 2012 and 2013 Equity Incentive Plans (the “Equity Plans”). Under provisions of the 2012 and 2013 Equity Plans, the Company is authorized to issue up 409,565 shares and 7,590,000 of its common stock, respectively, of which 7,981,724 have been granted under stock option awards as of December 31, 2018. The purpose of the Company’s stock-based compensation awards is to incentivize employees and other individuals who render services to the Company by providing opportunities to purchase stock in the Company.

All options granted under the 2012 and 2013 Equity Incentive Plans will expire five and ten years from their date of issuance. Stock options generally have a four-year vesting period from their date of issuance.

The Company’s Board of Directors administer the Equity Plans, select the individuals to whom options will be granted, determine the number of options to be granted and the term and exercise price of each option. Incentive stock options and nonstatutory stock options granted pursuant to the terms of the Equity Plans cannot be granted with an exercise price of less than 100% of the fair market value of the underlying Company stock on the date of the grant (110% if the award is issued to a 10% or more stockholder of the Company). The term of the options granted under the Equity Plans cannot be greater than 10 years and 5 years for incentive stock options granted to optionees who have greater than 10% ownership interest in the Company. Option granted generally vest 25% on the one-year anniversary of the date of grant with the remaining balance vesting equally on a monthly basis over the subsequent 3 years.

F-23

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

11.	STOCK-BASED COMPENSATION (continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model for incentive stock options granted to employees and on the reporting date for non-employees. Because option-pricing models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The assumptions presented in the table below represent the weighted average of the applicable assumption used to value stock options at their grant date. The Company estimates expected volatility based on historical and implied volatility data of comparable companies. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated using the “simplified method” based on guidelines provided in SAB 107.

The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. Following is a summary of key weighted average valuation assumptions for options granted during the year December 31, 2018, 2017 and 2016:

	2018	2017	2016

Risk free interest rates	2.79%	2.22%	1.60%
Expected lives (in years)	6.00	7.00	7.00
Dividend yield	–	–	–
Expected volatility	36.42%	49.99%	54.41%

The following tables summarize the activity of the Company’s stock options for the year ended December 31, 2018, 2017 and 2016:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life
Options outstanding at January 1, 2016	6,021,371	$.18	7.99
Exercised	(360,199)	.06
Granted	1,683,875	.50
Forfeited	(137,687)	.41
Expired	(35,950)	.27
Options outstanding at December 31, 2016	7,171,410	.26	7.59
Exercised	(218,552)	.12
Granted	1,491,500	.48
Forfeited	(379,778)	.47
Expired	(82,856)	.41

F-24

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

11.	STOCK-BASED COMPENSATION (continued)

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life
Options outstanding at December 31, 2017	7,981,724	.29	6.88
Exercised	(1,663,226)	.09
Granted	2,004,736	.48
Forfeited	(449,411)	.50
Expired	(333,114)	.48
Options outstanding at December 31, 2018	7,540,709	$.35	6.77

The weighted average grant date fair value per share of stock options granted during the years ended December 31, 2018, 2017 and 2016 was $0.20, $0.25 and $0.28, respectively. During the years ended December 31, 2018, 2017 and 2016, the aggregate intrinsic values of stock option awards exercised were $664,898, $1,513,649 and $1,555,568, respectively, determined at the date of option exercise.

The aggregate intrinsic value was calculated as the difference between the exercise prices of the underlying stock option awards and the estimated fair value of the Company’s common stock on the date of exercise. Total unvested shares at December 31, 2018, 2017 and 2016 totaled 2,546,744, 2,353,796 and 2,532,936, respectively.

The total fair value of shares vested as of December 31, 2018, 2017 and 2016 was $898,511, $242,861 and $214,805, respectively.

Total stock-based compensation expense for the year ended December 31, 2018, 2017 and 2016 was $319,189, $227,613 and $231,222, respectively. Total unrecognized compensation cost related to unvested stock options at December 31, 2018 is $265,228, and is expected to be recognized as follows:

2019	$174,237
2020	$67,644
2021	$22,544
2022	$803

F-25

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

12.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) defined contribution plan which permits participating U.S. employees to defer up to a maximum of 100% of their compensation, subject to limitations established by the Internal Revenue Service. Employees aged 21 and older are eligible to contribute to the plan starting 30 days after employment date. Once eligible, participants are automatically enrolled to contribute 6% of eligible compensation or may elect to contribute a whole percentage of their eligible compensation subject to annual Internal Revenue Code limits. The Company made no contributions for the years ended December 31, 2018, 2017 and 2016.

13.	STOCKHOLDERS’ EQUITY

Fifth Amended and Restated Certification of Incorporation

In accordance with the Fifth Amended and Restated Certificate of Incorporation dated July 14, 2017, the Company is authorized to issue two classes of stock, common stock and preferred stock.

The Company shall have authority to issue 65,000,000 shares of common stock with par value of $0.0001 per share and 44,496,996 shares of preferred stock with par value of $0.0001 per share. 13,296,372 shares of preferred stock were designated as Series Seed Preferred Stock; 8,276,928 shares of preferred stock were designated as Series A Preferred Stock; 13,381,711 shares of preferred stock were designated as Series B Preferred Stock; and 9,541,985 shares of preferred stock were designated as Series B-1 Preferred Stock. The holders of preferred stock have conversion rights. Each shares of preferred stock shall be convertible, at the option of the holder at any time and without the payment of additional consideration by the holder into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable original issue price by the applicable conversion price at the time of conversion. The Series A conversion price is equal to $1.2089. The Series Seed conversion price is equal to $0.2740. The Series B conversion price is equal to $1.3099. The Series B-1 conversion price is equal to $1.31. Such initial conversion price, and the rate at which shares of preferred stock may be converted into shares of common stock, is subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-1 Preferred Stock as provided in the Fifth Amended and Restated Certificate of Incorporation.

Shares of Series A Preferred Stock and Series B and B-1 Preferred Stock (the “Redeemable Preferred Stock”) shall be redeemed by the Company at a price equal to (a) the applicable original issue price per share plus all declared but unpaid dividends plus (b) an amount equal to eight percent of such applicable original issue price for each year (and a pro rata amount for any partial year). In the event of a notice of redemption of shares of Redeemable Preferred Stock, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the conversion rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution, or winding up of the Company or a deemed liquidation event, the conversion rights shall terminate the close of business the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of preferred stock.

No fractional shares of common stock are issued upon conversion of the preferred stock. In lieu of any fractional shares, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of common stock as determined in good faith by the Board of Directors of the Company.

At conversion, any shares of preferred stock shall be retired and cancelled and may not be reissued as shares of such series.

F-26

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

13.	STOCKHOLDERS’ EQUITY (continued)

Preferred Stock

In February 2013, the Company issued an aggregate 13,241,627 of shares of preferred stock (“Series Seed”) at $0.2740 per share for total proceeds of $3,218,995, net of issuance costs. As of December 31, 2018, 2017 and 2016, 13,241,627 shares of Series Seed convertible preferred stock were issued and outstanding.

In April 2014, the Company converted debt and accrued interest of $1,085,159 into 1,245,831 shares of Series A convertible preferred stock. In April 2014, the Company issued an aggregate of 7,031,097 of shares of Series A preferred stock at $1.208914 per share for total proceeds of $8,372,863, net of issuance costs. As of December 31, 2018, 2017 and 2016, 8,276,928 shares of Series A convertible preferred stock were issued and outstanding.

During 2015, the Company raised capital of up to $17,471,540 (net of issuance costs) through the sale of 13,358,810 shares of Series B convertible preferred stock (the “Series B Preferred Stock”). As of December 31, 2018, 2017 and 2016, 13,358,810 shares of Series B convertible preferred stock were issued and outstanding.

During 2017, the Company raised capital of up to $8,966,987 (net of issuance costs) through the sale of 6,870,679 shares of Series B-1 convertible preferred stock (the “Series B-1 Preferred Stock”). As of December 31, 2017, 6,870,679 shares of Series B-1 convertible preferred stock were issued and outstanding.

Unless otherwise indicated, all attributes described below applied to Series Seed, Series A Preferred Stock, Series B and B-1 Preferred Stock.

Voting Rights

The holders of common stock are entitled to one vote for each share of common stock.

The holders of preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by other provisions of the Certificate of Incorporation, holders of preferred stock shall vote together with holders of common stock as a single class.

F-27

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

13.	STOCKHOLDERS’ EQUITY (continued)

Dividends

The Company shall not declare, pay, or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of preferred stock shall simultaneously receive a dividend on each outstanding share of preferred stock in an amount at least equal to (i) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of preferred stock as would equal the product of (a) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into common stock and (b) the number of shares of common stock issuable upon conversion of a share of preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of preferred stock determined by (a) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (b) multiplying such fraction by an amount equal to the applicable original issue price; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of preferred stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest preferred stock dividend.

As of December 31, 2018, 2017 and 2016, there were no dividends declared, paid, or set aside.

Liquidation

The holders of shares of preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one times the applicable original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of preferred stock been converted into common stock.

After the payment of all preferential amounts required to be paid to the holders of shares of preferred stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder.

Deemed liquidation events include (a) a merger or consolidation or (b) the sale, lease, transfer, exclusive license or other disposition.

The liquidation preferences at December 31, 2018 for the Series Seed, Series A, Series B and Series B-1 was $3,628,206, $10,006,094, $17,498,705 and $13,500,884, respectively.

As of December 31, 2018, 2017 and 2016, no liquidation events occurred.

14. BASIC AND DILUTED NET LOSS PER SHARE

Net loss per share is calculated in accordance with ASC 260, Earnings per Share. Basic net loss per share is based upon the weighted average number of common shares outstanding. Dilution is computed by applying the treasury stock method. Under this method, common stock options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive. Common stock equivalent shares are excluded from the computation if their effect is antidilutive. The convertible preferred stock are considered participating securities; however, they were excluded from the computation of basic loss per share in the periods of net loss as there is no contractual obligation or terms for the holders to share in the losses of the Company. See Note 13.

The following dilutive securities were excluded due to their anti-dilutive effect on the loss per common share recorded in each of the years presented as follows:

	2018	2017	2016

Employee stock options	7,294,387	5,631,161	5,412,609
	7,294,387	5,631,161	5,412,609

F-28

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

15.	INCOME TAXES

The components of income tax expense are as follows for the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016

Current:
Federal	$–	$–	$–
State	12,345	19,071	12,484
Total current	12,345	19,071	12,484

Total provision for income taxes	$12,345	$19,071	$12,484

Deferred income tax assets and liabilities are comprised of the following as of December 31, 2018, 2017 and 2016:

	2018	2017	2016

Deferred tax assets:
State taxes	$2,973	$2,961	$4,624
Intangible assets	163,872	69,224	112,101
Accruals	15,189	27,042	3,007
Reserves	49,971	82,843	135,581
UNICAP	250,713	139,671	424,676
Depreciation	79,354	97,816	–
Net operating loss carry forwards	10,227,909	9,922,057	11,778,432
Other	529,529	402,680	217,316
Gross deferred income tax assets	11,319,510	10,744,294	12,675,737

Deferred tax liabilities:
Depreciation	–	–	(26,586)
Total deferred tax liabilities	–	–	(26,586)

Net deferred tax asset	11,319,510	10,744,294	12,649,151

Less: Valuation allowance	(11,319,510)	(10,744,294)	(12,649,151)

Net deferred tax assets	$–	$–	$–

F-29

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

15.	INCOME TAXES (continued)

A reconciliation of income tax expense to the amounts computed by applying the statutory federal income tax rate to income before income tax are as follows for the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016

Statutory income tax benefit	$(239,279)	$(2,934,146)	$(2,955,397)
State and local taxes, net of federal tax benefit	(49,613)	(691,166)	(685,907)
Nondeductible expenses	98,226	105,655	109,331
Change in valuation allowance	212,268	(1,656,544)	3,545,573
Change in rate (federal)	–	5,228,009	–
Change in rate (state)	(7,444)	(40,161)	–
Other	(1,813)	7,424	(1,116)

Income tax provision	$12,345	$19,071	$12,484

The Company establishes a valuation allowance when it is more likely than not that the Company’s recorded net deferred tax asset will not be realized. In determining whether a valuation allowance is required, the Company must take into account all positive and negative evidence with regard to the utilization of a deferred tax asset. As of December 31, 2018, 2017 and 2016, the valuation allowance for deferred tax assets totaled approximately $11.3 million, $10.7 million and $12.6 million.

The Company plans to continue to provide a full valuation allowance on future tax benefits until it can sustain an appropriate level of profitability and until such time, the Company would not expect to recognize any significant tax benefits in its future results of operations.

As of December 31, 2018, 2017 and 2016 the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $36.9 million and $37.1 million, $29.7 million and $37.3 million, and $38.1 million and $30.9 million, respectively, which begin to expire in 2023. The utilization of net operating loss carryforwards may be limited under the provisions of Internal Revenue Code Section 382 and similar state provisions due to a change in ownership.

The Company has not recognized any liability for unrecognized tax benefits. The Company expects any resolution of unrecognized tax benefits, if created, would occur while the full valuation allowance of deferred tax assets is maintained; therefore, the Company does not expect to have any unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2018, the Company had no accrual for the payment of interest or penalties. For Federal purposes, the year’s subject to examination are 2016 through 2018. For state purposes, the year’s subject to examination are 2016 through 2018.

F-30

WINC, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018, 2017 and 2016

15.	INCOME TAXES (continued)

On December 22, 2017, the President signed the Tax Cuts and Jobs Act (the 2017 Act) into law. The Act had pervasive financial reporting implications for all companies with US operations, including reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent. We reviewed and incorporated the tax bill implications through the 2018 consolidated financial statements. We remeasured the deferred taxes at new corporation rate of 21%, which reduced the net deferred tax assets, before valuation allowance, by $5.2 million in 2017.  Due to full valuation allowance, the change in deferred taxes was fully offset by the change in valuation allowance.

16.	CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. As of December 31, 2018, 2017 and 2016, the Company had cash at banks of $1,653,085, $4,939,721 and $2,132,267, respectively, in excess of the FDIC insurance limit or in foreign bank accounts for which there is no FDIC insurance.

17.	SUBSEQUENT EVENTS

In April 2019, the Company issued an aggregate 8,209,586 of shares of Series C preferred stock at $1.218088 per share for total proceeds of $10,000,000.

The Company has evaluated subsequent events through June 24, 2019 and September 9, 2019, the dates the consolidated financial statements were available to be issued and concluded that no other events have occurred subsequent to December 31, 2018 that require consideration as adjustments to or disclosure in its consolidated financial statements, other than those disclosed above.

F-31

PART III

INDEX TO EXHIBITS

1	Issuer agreement with SI Securities, LLC*

2.1	Sixth Amended and Restated Certificate of Incorporation*

2.2	Form of Seventh Amended and Restated Certificate of Incorporation*

2.3	Bylaws*

3.1	Form of Fifth Amended and Restated Voting Agreement*

3.2	Form of Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement*

3.3	Form of Fifth Amended and Restated Investors’ Rights Agreement*

4	Form of subscription agreement

6.1	Loan and Security Agreement with Western Alliance Bank*

6.2	Loan and Security Agreement with Multiplier Capital*

6.3	Loan and Security Modification Agreement with Western Alliance Bank*

8	Form of escrow agreement

11	Consent of Squar Milner LLP

12	Validity opinion of CrowdCheck Law, LLP*

13.1	“Testing the waters” materials*

13.2	Additional “Testing the waters” materials

* previously filed.

62

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on September 20, 2019.

Winc, Inc.

/s/ Geoffrey McFarlane
By Geoffrey McFarlane, Chief Executive Officer
Date: September 20, 2019

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Geoffrey McFarlane
By Geoffrey McFarlane, Chief Executive Officer and Director
Date: September 20, 2019

/s/ Carol Brault
By Carol Brault, VP, Finance and Principal Accounting Officer
Date: September 20, 2019

/s/ Alexander Oxman
By Alexander Oxman, Director
Date: September 20, 2019

/s/ Laura Joukovski
By Laura Joukovski, Director
Date: September 20, 2019

/s/ Kent Bennett
By Kent Bennett, Director
Date: September 20, 2019

/s/ Xiangwei Weng
By Xiangwei Weng, Director
Date: September 20, 2019

/s/ Shuhei Ohashi
By Shuhei Ohashi, Director
Date: September 20, 2019

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